Exhibit 10.27

STOCK PURCHASE AGREEMENT
BY AND AMONG
SOUTHERN ROCKY HOLDINGS, LLC,
SCA PERFORMANCE HOLDINGS, INC.
AND
FOX FACTORY, INC.
DATED AS OF FEBRUARY 11, 2020

EXHIBITS

A	—	Example Statement of Net Working Capital
B	—	Form of Escrow Agreement
C	—	R&W Insurance Policy

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 11, 2020, is made by and among SCA Performance Holdings, Inc., a Delaware corporation (the “Company”), Southern Rocky Holdings, LLC, a Delaware limited liability company (“Seller”), Fox Factory, Inc., a California corporation (“Buyer”), and solely for purposes of Section 6.9(f), SCA Performance Group, LLC a Delaware limited liability company (“SCA Performance Group”). The Company, Seller and Buyer shall be referred to herein from time to time collectively as the “Parties”.
RECITALS:
WHEREAS, as of the date hereof, Seller owns 100% of the issued and outstanding capital stock of the Company, consisting of 100 shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”) and 21 shares of Class A preferred stock, par value $0.01 per share, of the Company (the “Preferred Shares”, and collectively with the Common Shares, the “Shares”);
WHEREAS, the Parties desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Shares; and
WHEREAS as of the date hereof, the Restrictive Covenant Agreement with Kinderhook, which will also provide for the termination upon Closing of the Management Services Agreement, has also been entered into, which will become effective upon the Closing.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby intending to be legally bound agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).
“Accounting Principles” means the principles, practices, methodologies and procedures used by the Company in the preparation of the Example Statement of Net Working Capital.

“Accrued Taxes” means an amount (not less than zero ($0) dollars) equal to the sum of the amount of the aggregate amount of any unpaid Taxes of each Group Company for any Pre-Closing Tax Period ending on or after December 31, 2019 and prior to the Closing Date and the Pre-Closing Tax Period (or portion thereof) that ends on the Closing Date in each case in respect of solely those jurisdictions in which the Company or its applicable Subsidiary is currently filing Tax Returns or in which the Company or its applicable Subsidiary commences operations after the date of this Agreement, less the aggregate current Tax assets of each Group Company for any Pre-Closing Tax Period (or portion thereof) that ends on the Closing Date, determined (i) by including the Transaction Tax Deductions and assuming such Transaction Tax Deductions are accrued and deductible in the Pre-Closing Tax Period (or the portion of any Straddle Period) that ends on the Closing Date, (ii) by excluding any Liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent Taxes or with respect to uncertain Tax positions, (iii) by excluding any Taxes attributable to any action taken by Purchaser or any of its Affiliates (including the Company) after the Closing outside the Ordinary Course, (iv) in accordance with past practices (including reporting positions, elections and Tax accounting methods) of the Company and its Subsidiaries in preparing its Tax Returns, (v) excluding any deferred Tax assets and Liabilities and (vi) taking into account any estimated Tax payments and overpayments of Taxes with respect any Pre-Closing Tax Period as reductions of the Liability for Taxes for such period.
“Acquisition Transaction” has the meaning set forth in Section 6.6.
“Actual Adjustment” means an amount, which may be a negative number, equal to (i) the Purchase Price as finally determined pursuant to Section 2.4(b), minus (ii) the Estimated Purchase Price.
“Adjustment Escrow Account” has the meaning set forth in Section 2.4(a)(i).
“Adjustment Escrow Amount” has the meaning set forth in Section 2.4(a)(i).
“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affordable Care Act” means that Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and regulatory and other guidance promulgated thereunder.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Anti-Corruption Laws” means all U.S. and non-U.S. Legal Requirements relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Bailment Agreements” means the following agreements: (1) Ford Authorized Converter Pool Agreement dated April 9, 2018 between Ford Motor Company and SCA Performance, Inc., as amended by the Amendment to the Ford Authorized Converter Pool Agreement dated May 14, 2019 between Ford Motor Company and SCA Performance, Inc.; (2) the Special Vehicle Manufacturer Converters Agreement dated August 28, 2018 between General Motors LLC and SCA performance Inc.; (3) the Special Vehicle Manufacturer Converters Agreement dated August 23, 2018 between General Motors LLC and RR Manufacturing Dyad, LLC, as amended by the Assignment and Assumption of Special Vehicle Manufacturer Converters Agreement dated March 25, 2019 by and among RR Manufacturing Dyad, LLC, Rocky Ridge Trucks, Inc. and General Motors LLC; (4) the Special Vehicle Manufacturer Converters Agreement dated February 27, 2019 between General Motors LLC and Rocky Mountain Truckworks, Inc.; (5) the FCA US LLC Bailment Pool Agreement dated April 18, 2018 between FCA US LLC and SCA Performance Inc.; (6) the FCA US LLC Bailment Pool Agreement dated April 3, 2019 between FCA US LLC and Rocky Ridge Trucks, Inc.; (7) the FCA US LLC Bailment Pool Agreement dated March 4, 2019 between FCA US LLC and Rocky Mountain Truckworks, Inc.; and (8) the Nissan Bailment Agreement dated September 24, 2018 between Nissan North America, Inc. and RR Manufacturing, LLC, as amended by the Assignment and Assumption Agreement dated February 25, 2019 by and among RR Manufacturing, LLC, Rocky Ridge Trucks, Inc. and Nissan North America, Inc.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Indemnitee” has the meaning set forth in Section 9.2(a).
“Buyer Related Party” means (i) Buyer, (ii) any Group Company after Closing, (iii) the current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of Buyer or any Group Company after Closing and (iv) any current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the Persons described in clause (iii) above.
“Capital Lease” means a lease of personal property which is required to be classified as a capital lease in accordance with GAAP.
“Cash and Cash Equivalents” means the sum of (i) the aggregate amount (expressed in United States dollars) of all cash and (ii) the aggregate fair market value (expressed in United States dollars) of all cash equivalents (including marketable securities, checks, bank deposits, lease deposits and short term investments), in each case, of the Group Companies as of immediately prior to the Closing on the Closing Date and calculated in accordance with GAAP. Notwithstanding anything to the contrary contained herein, “Cash and Cash Equivalents” shall (A) exclude amounts that are included in Net Working Capital and (B) include any amounts paid in respect of the “tail” policy if purchased by a Group Company prior to the Closing.
“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Group Companies as of immediately prior to the Closing on the Closing Date.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Shares” has the meaning set forth in the recitals to this Agreement.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company 401(k) Plan” means the SCA Performance, Inc. Retirement Plan, Plan No. 001.
“Company Intellectual Property Rights” has the meaning set forth in Section 3.13.
“Company IT Assets” means the Company Software and all other computer, communications and other information technology systems and related documents that are owned, purported to be owned or controlled by the Group Companies, that are used in the operation of the Group Companies’ business, including all such computer hardware and peripherals, telecommunications equipment, servers, workstations, routers, hubs, switches, data communication lines, networks, databases, software, communication facilities and other information technology-related equipment, infrastructure and assets.
“Company Material Adverse Effect” means any event, change, effect, occurrence, circumstance, state of facts or development that, when considered either individually or in the aggregate, is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the ability of Seller or the Group Companies to consummate the transactions contemplated by this Agreement or (b) the condition (financial or otherwise), business, properties, assets or results of operations of the Group Companies; provided, however, that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred: (i) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in GAAP, (iv) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any law, rule, regulation, order or existing contract by which any Group Company (or any of their respective assets or properties) is bound, (v) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates regarding its plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners, employees, or others having relationships with any Group Company) or litigation arising from or relating to this Agreement or the transactions contemplated hereby, (vii) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby or (viii) any matter set forth on the Schedules; provided, that, in the case of the foregoing clauses (i), (ii), (iii), (iv) or (v), if such event, change, effect, occurrence, circumstance, state of facts or development disproportionately affects the Group Companies as compared to other Persons or businesses that operate in the industries or markets in which the Group Companies operate, then such disproportionate event, change, effect, occurrence, circumstance, state of facts or development may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur. Notwithstanding the foregoing exclusions, (A) the receipt by any Group Company during the period beginning on the date hereof and ending as of the Closing of notice from any of Ford Motor Company, General Motors LLC or FCA US LLC (an “Applicable OEM”) specifically stating that such Applicable OEM will (1) have no ongoing business relationship, or (2) materially and adversely change the business relationship, with the Group Companies and Buyer for the sale of personal use up-fitted vehicles of such Applicable OEM will be deemed to be a “Company Material Adverse Effect” solely for purposes of Section 7.2(c) of this Agreement until such time (if any) at which such Applicable OEM retracts such notice, in which case, upon such retraction no such Company Material Adverse Effect will be deemed to have occurred and (B) a Proceeding being filed in a court of competent jurisdiction against a Party during the period beginning on the date hereof and ending as of the Closing that both (i) if successful, would be reasonably likely to have a material adverse effect on the transactions contemplated by this Agreement and (ii) is reasonably likely to be successful on the merits, will be deemed to be a “Company Material Adverse Effect” solely for purposes of Section 7.2(c) of this Agreement until such time (if any) at which such Proceeding is either dismissed or withdrawn, in which case, upon such dismissal or withdrawal no such Company Material Adverse Effect will be deemed to have occurred (provided that, at all times, the condition set forth in Section 7.1(a) shall remain applicable); provided, notwithstanding the foregoing, a Party shall have the right to terminate this Agreement prior to such Proceeding being dismissed or withdrawn so long as (and only if) such termination is otherwise permitted pursuant to the express terms of Section 8.1 hereof.
“Company Products” has the meaning set forth in Section 3.21(a).
“Company Software” has the meaning set forth in Section 3.13(e).
“Company’s Knowledge” means, as it relates to the Company or any other Group Company, as of the applicable date, the actual knowledge or constructive knowledge of Michael McSweeney, Matthew McSweeney, Alisha Onushko, Deidre Allman, Todd Gunter and Chris Ritter after due inquiry. For the avoidance of doubt, such individuals shall have no personal liability or obligations regarding such knowledge.
“Confidentiality Agreement” means the confidentiality agreement, dated October 14, 2019, by and between SCA Performance, and Fox Factory Holding Corp.
“Continuing Employees” has the meaning set forth in Section 3.14(c).
“Contract” means any agreement, instrument, document, lease, sublease, license, sublicense, concession, contract, purchase order, statement of work, note, bond, indenture, mortgage, assignment or other arrangement, understanding, permission or commitment (in each case, whether written or oral and including any extension, renewal, amendment or other modification thereof).
“Controlling Party” has the meaning set forth in Section 6.10(f).

“Credit Facilities” means that certain Amended and Restated Credit Agreement, dated as of March 4, 2019, by and among SCA Performance, as the borrower, the Company, as Holdings (as defined therein), Regions Bank, as Administrative Agent (as defined therein) and Collateral Agent (as defined therein), and each lender from time to time party thereto, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of May 20, 2019, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of July 2, 2019, and that Third Amendment to Amended and Restated Credit Agreement, dated as of October 8, 2019.
“Data Protection Requirements” means all of the following: (a) all Legal Requirements relating to the privacy or security of Personal Data; (b) Payment Card Industry Data Security Standard (PCI DSS) (if applicable to the Group Companies); and (c) obligations of the Group Companies relating to the privacy or security of Personal Data under any Contract into which the Group Companies have entered or by which the Group Companies are otherwise bound.
“Debt Payoff Letters” has the meaning set forth in Section 6.11.
“Developed IP” has the meaning set forth in Section 3.13(d).
“Employee Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each employment, individual consulting, individual independent contractor, bonus, incentive, commission, equity purchase, option, equity or other equity-based, retirement or supplemental retirement, pension, profit sharing, deferred compensation, loan, educational assistance, perquisite, sabbatical, relocation, severance, termination, retention, change of control, Code Section 125, life, disability or other insurance, paid-time off, vacation, fringe benefit, post-retirement or retiree welfare, or other benefit or compensation plan, agreement, program, policy or other arrangement, (i) that is maintained, sponsored, contributed to or obligated to be contributed to by any Group Company for the benefit of any current or former employee, officer, director or independent contractor of any Group Company, or the beneficiaries or dependents of any such individual, or (ii) under which any Group Company has any Liability.
“Enterprise Value” means $341,000,000.
“Environmental Laws” means all applicable federal, state, local and foreign laws (including common laws), rules, regulations, codes, orders and ordinances as are in effect on or prior to the Closing Date concerning: (a) public or occupational health and safety, including industrial hygiene standards (regarding Hazardous Materials), (b) pollution or the protection of natural resources, endangered or threatened species, human health or safety (regarding Hazardous Materials), or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (c) the presence of, exposure to, or the management, manufacture, import, export, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, Release, transportation, processing, production, disposal or remediation of any Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with one or more of the Group Companies, is or would have been, at any date of determination, treated as a single employer within the meaning of Code Section 414 or Section 4001 of ERISA.
“Escrow Agent” has the meaning set forth in Section 2.4(a)(i).

“Escrow Agreement” has the meaning set forth in Section 2.4(a)(i).
“Escrow Amount” has the meaning set forth in Section 2.4(a)(i).
“Estimated Purchase Price” means a good faith estimate of the Purchase Price, as determined by the Company.
“Estimated Purchase Price Calculation” has the meaning set forth in Section 2.4(a).
“Example Statement of Net Working Capital” means the statement of Net Working Capital as of October 31, 2019, attached hereto as Exhibit A.
“Ex-Im Laws” means all U.S. and non-U.S. Legal Requirements relating to export, re-export, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, and the Legal Requirements related to customs and imports administered by U.S. Customs and Border Protection.
“Federal Rules of Evidence” means the Federal Rules of Evidence of the United States as in effect on the date of this Agreement.
“Financial Statements” has the meaning set forth in Section 3.4.
“Floor Plan Financing Agreements” means the following agreements: (1) Inventory Loan and Security Agreement, dated as of February 18, 2019, by and between Ally Bank and Rocky Mountain Truckworks, Inc.; (2) Inventory Loan and Security Agreement, dated as of March 20, 2019, by and between Ally Bank and Rocky Ridge Trucks, Inc.; (3) Ally Financial Master Manufacturer’s Finance Plan Agreement, dated as of 2018, by and between Ally Financial and SCA Performance, Inc.; and (4) Master Loan and Security Agreement, dated April 17, 2018, by and between SCA Performance, Inc. and Ford Motor Credit Company, LLC, as well as each Continuing Guaranty entered into for the benefit of Ford Motor Credit Company, LLC in connection therewith. As a point of clarity and by way of example, all of the amounts set forth as outstanding as of December 31, 2019 under the subheadings of “Bailment” and “Floor Plan” within Note 11 of the Unaudited Financial Statements for the Company that are attached hereto as Schedule 3.4 represent the amounts outstanding pursuant to the Floor Plan Financing Agreements as of December 31, 2019.
“Floor Plan Indebtedness” means, as of any time, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations pursuant to any Floor Plan Financing Agreement.
“Floor Plan Vehicles” means all vehicles, vehicle chassis, limousines, truck or camper bodies and/or other goods related thereto of the business of the Group Companies, which are held at, or are in transit from or to, the locations at which the Group Companies operate, which are used or held for use by the Group Companies, including any of the foregoing obtained under the Floor Plan Financing Agreements or the Bailment Agreements.
“Fundamental Representations” means Section 3.1(a) (Organization), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.17 (Brokers), Section 3.19, (Transactions with Affiliates), Section 4.1 (Organization), Section 4.2 (Authority), Section 4.4 (Title to the Shares; Ownership of Seller) and Section 5.2 (Authority).

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of any Group Company consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time, or (iii) indebtedness under all Capital Leases. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (A) undrawn letters of credit (including any that are outstanding under the Credit Facilities), (B) obligations under any interest rate, currency or other hedging agreements (other than breakage costs payable upon termination thereof on the Closing Date), (C) amounts included as Seller Expenses, or (D) Floor Plan Indebtedness.
“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation include its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership include its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company include its operating agreement and certificate of formation.
“Governmental Entity” means any (i) nation, state, county, city, district or other similar jurisdiction, (ii) federal, state, local or foreign government, (iii) governmental, regulatory or administrative authority, agency, division, instrumentality, bureau, governmental department or commission or (iv) judicial or arbitral or other body (including, without limitation, accreditation agencies or licensure boards) entitled by applicable Legal Requirement to exercise, any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.
“Grant Agreement” means (1) each Grant Agreement between a grantee and Seller under the Southern Rocky Holdings, LLC 2019 Incentive Equity Plan or (2) each Grant Agreement between a grantee and SCA Performance Group, LLC under the SCA Performance Group, LLC 2018 Incentive Equity Plan.
“Group Companies” means, collectively, the Company and each of its Subsidiaries.
“Hazardous Materials” means any material or substance that (a) is defined as hazardous, acutely hazardous, toxic or is otherwise regulated under any Environmental Laws, including due to its dangerous or deleterious properties or characteristics; or (b) contains any petroleum or hydrocarbons in any form, and any derivative or by-product thereof, natural gas or natural gas products, asbestos and asbestos-containing materials, or polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, (i) Funded Indebtedness, (ii) all obligations of the type referred to in the definition of “Funded Indebtedness” of any Person other than any Group Company the payment of which any Group Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations (other than obligations of the Company in respect of any of its Subsidiaries and obligations of any Subsidiary in respect of any other Subsidiary), (iii) any capitalized lease obligations of any Group Company (iv) breakage costs payable upon termination on the Closing Date of any obligations of any Group Company under interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements, (v) the deferred purchase price of property or services (including any seller notes and any earn-out obligations whether or not contingent and regardless of when due, but excluding any trade payables and accrued expenses arising in the ordinary course of business) of any Group Company, and (vi) all outstanding reimbursement obligations in respect of drawn letters of credit issued for the account of any Group Company (but for the avoidance of doubt excluding any obligations in respect of undrawn letters of credit), in each case, outstanding as of such time. For the avoidance of doubt “Indebtedness” shall not include any (A) amounts included Other Liabilities, (B) amounts included as Seller Expenses, (C) amounts otherwise taken into account in the calculation of Net Working Capital, (D) Floor Plan Indebtedness or (E) item that would otherwise constitute “Indebtedness” that is an obligation between the Company and any Subsidiary of the Company or between any two Subsidiaries of the Company.
“Indemnified Party” means a Buyer Indemnitee or Seller Indemnitee, as the case may be.
“Indemnity Escrow Account” has the meaning set forth in Section 2.4(a)(i).
“Indemnity Escrow Amount” has the meaning set forth in Section 2.4(a)(i).
“Indemnity Escrow Funds” means, at any time, the portion of the Indemnity Escrow Amount then remaining in the Indemnity Escrow Account.
“Insurance Policies” has the meaning set forth in Section 3.15.
“Intellectual Property Rights” means all domestic and foreign patents, copyrights, trademarks, service marks, trade names and other designations of origin, all goodwill associated therewith and all registrations and applications therefor, Internet domain names, trade secrets, and know-how, and any and all other rights in any intellectual or industrial property, in each case, to the full extent protectable by applicable Legal Requirement.
“Inventory” means all inventories of the Group Companies, which are held at, or are in transit from or to, the locations at which the Group Companies operate, or located at suppliers remises on consignment, including the Group Companies interest in the Floor Plan Vehicles, raw materials, works in progress and finished goods, in each case, which are used or held for use by the Group Companies, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of the Group Companies against suppliers of such inventories
“Latest Balance Sheet” has the meaning set forth in Section 3.4(b).
“Latest Balance Sheet Date” has the meaning set forth in Section 3.4(b).

“Legal Requirement” means all federal, state and local laws, statutes, codes, rules, regulations, ordinances, measures, judgments, determinations, orders, decrees, writs, injunctions, and acts of any Governmental Entity, including common law.
“Liability” means any liability or obligation of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license, option, or covenant of, or other contractual obligations with respect to Intellectual Property Rights.
“Loss” has the meaning set forth in Section 9.2(a).
“Management Services Agreement” means that certain Management Services Agreement, dated as of April 13, 2018, by and between SCA Performance and Kinderhook Industries V, L.P., a Delaware limited partnership (“Kinderhook”), as amended by that certain First Amendment to Management Services Agreement, dated as of March 4, 2019.
“Material Contracts” has the meaning set forth in Section 3.6(a).
“Material Customer” has the meaning set forth in Section 3.23.
“Material Supplier” has the meaning set forth in Section 3.24.
“MCM Lease” means that certain Commercial Lease entered into by and between MCM Properties 8220, LLC and SCA Performance, Inc., dated April 12, 2018 for the property located at 7769 Gadsden Hwy, Trussville, AL 35173.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA.
“Net Working Capital” means the aggregate value of the current assets of the Group Companies less the aggregate value of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication, as of immediately prior to the Closing on the Closing Date and calculated in accordance with the Accounting Principles and (i) including only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind included in the Example Statement of Net Working Capital, and (ii) establishing levels of reserves and materiality using the same principles, practices, methodologies and procedures and in the same manner as such levels were established in preparing the Example Statement of Net Working Capital; provided, that for the avoidance of doubt, Net Working Capital shall exclude any Tax assets and any Tax liabilities. Notwithstanding the foregoing, “Net Working Capital” shall exclude any amounts related to (1) Cash and Cash Equivalents, (2) Funded Indebtedness, (3) Seller Expenses, and (4) Other Liabilities.
“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds the Target Net Working Capital or (ii) the amount by which Net Working Capital is less than the Target Net Working Capital, in either case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be, and shall be, expressed as a negative number.
“New Plans” has the meaning set forth in Section 6.9.

“Notice of Claim” means a written notice that specifies with reasonable specificity and detail the breach of representation or warranty set forth in this Agreement or any certificate furnished under this Agreement or any other basis for indemnification hereunder (including the Sections of this Agreement that are the subject of such breach) pursuant to which Losses are being claimed by the Indemnified Party and whether such Losses are liquidated in nature.
“Ordinary Course” means, with respect to any Person, any action taken by such Person in the ordinary course of that Person’s business consistent with past practice (including as to quantity, quality, and frequency) and in the ordinary course of the normal day-to-day operations of such Person.
“Other Liabilities” means, as of the Closing, without duplication, the sum of (i) the aggregate amount of liabilities of the Group Companies related to the matters set forth on Schedule 1.1(b), in each case calculated in accordance with GAAP, and (ii) Accrued Taxes.
“Owned Real Property” has the meaning set forth in Section 3.18(a).
“Parties” has the meaning set forth in the preamble to this Agreement.
“Permitted Liens” means (i) lessor’s, mechanic’s, materialmen’s, carriers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course for amounts that are not yet delinquent or are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (iii) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (iv) Liens securing the obligations of the Group Companies under the Credit Facilities, (v) Liens on inventory that secure obligations of the Group Companies under any Floor Plan Financing Agreement, (vi) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies or any violation of which would not have a Company Material Adverse Effect, and (vii) Liens described on Schedule 1.1(a).
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association, Governmental Entity or other similar entity, whether or not a legal entity.
“Personal Data” means any information (including a person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, bank account information and other financial information, customer or account numbers, account access codes and passwords, Internet Protocol address, geographic location, Social Security Number, persistent identifier, order histories, amounts spent, platform behavior, conduct, preferences, demographic data and any other data and information) which, whether alone or in combination with other information, identifies or can be used to identify an identified natural person.
“Pre-Closing Tax Period” means any tax period ending on or prior to the Closing Date and the pre-closing portion of any Straddle Period.
“Pre-Closing Tax Returns” has the mean set forth in Section 6.10(b).
“Preferred Shares” has the meaning set forth in the recitals to this Agreement.

“Privacy/Security Obligations” has the meaning set forth in Section 3.27(a).
“Proceeding” means any action, arbitration, audit, charge, claim, complaint, decree, demand, dispute, inquiry, hearing, investigation, litigation, judgment, mediation, order, proceeding or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
“Proposed Closing Date Calculations” has the meaning set forth in Section 2.4(b)(i).
“Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii)  Cash and Cash Equivalents, minus (iv)  Closing Date Indebtedness, minus (v) Unpaid Seller Expenses, minus (vi) Other Liabilities.
“Purchase Price Dispute Notice” has the meaning set forth in Section 2.4(b)(ii).
“R&W Insurance Policy” means an insurance policy that certain Buyer-side representations and warranties policy obtained by Buyer attached hereto as Exhibit C.
“Real Property Lease” has the meaning set forth in Section 3.18(b).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or migrating into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Responsible Party” has the meaning set forth in Section 9.3(a).
“Review Period” has the meaning set forth in Section 2.4(b)(ii).
“SCA Performance” means SCA Performance, Inc., a Delaware corporation and wholly-owned Subsidiary of the Company
“Schedules” means the disclosure schedules to this Agreement.
“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Expenses” means, without duplication, the aggregate amount of all out of pocket costs and expenses incurred or otherwise payable by Seller, any Group Company, or any of their respective Affiliates (to the extent such amounts are a Liability of any Group Company) as a result of the entry by Seller into this Agreement and the other Transaction Documents or as a result of the consummation of the transactions contemplated by this Agreement including (a) fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants incurred in connection with the transactions contemplated by this Agreement and (b) any change of control, severance, retention, transaction bonus or other compensatory payments payable to, or in respect of, any current or former employees, independent contractors, officers or directors solely as a result of the transactions contemplated by this Agreement (including all transaction bonuses payable pursuant to the Transaction Bonus Agreements) and (c) any fees payable by a Group Company in connection with the termination of the Management Services Agreement; provided, however, that “Seller Expenses” shall (A) include fifty percent (50%) of the amounts payable by the Group Companies in connection with the “tail” policy pursuant to and in accordance with Section 6.5(c); (B) include (i) fifty percent (50%) of the filing fees associated with the HSR Act filing and (ii) fifty percent (50%) of the premium of the R&W Insurance Policy; and (C) include fifty percent (50%) of the Transfer Taxes pursuant to and in accordance with Section 6.10(a).
“Seller Indemnitee” has the meaning set forth in Section 9.2(c).
“Seller Related Party” means (i) Seller, (ii) any Group Company prior to Closing, (iii) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of Seller or any Group Company prior to Closing and (iv) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the Persons described in clause (iii) above.
“Shares” has the meaning set forth in the recitals to this Agreement.
“Sponsor” has the meaning set forth in Section 3.13(d).
“Straddle Period” means any Tax period including, but not ending on or before, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association, or other business entity of which (i) if a corporation or a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation or a company), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation or a company) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation or a company). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Survival Period Termination Date” has the meaning set forth in Section 9.1.
“Target Net Working Capital” means $5,263,992.
“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, windfall profits, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever and any interest, penalties or additions to tax in respect of the foregoing.
“Tax Claim” has the meaning set forth in Section 6.10(f).
“Tax Benefit” has the meaning set forth in Section 6.10(g)(ii).
“Tax Refund” has the meaning set forth in Section 6.10(g)(i).
“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Termination Date” has the meaning set forth in Section 8.1(d).
“Third Party Claims” has the meaning set forth in Section 9.3(a).
“Trade Control Laws” has the meaning set forth in Section 3.10(a).
“Transaction Bonus Agreements” each Transaction Bonus Agreement that has been entered into by SCA Performance, Inc. on or prior to the date hereof with a current officer or employee of SCA Performance, Inc. or another Group Company as further disclosed on Schedule 1.1(c).
“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, and each agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.
“Transaction Tax Deductions” means, to the extent “more likely than not” deductible under applicable Tax law, any income Tax deductions resulting from the following, calculated without duplication: (a) the fees and expenses (including any breakage fees or accelerated deferred financing fees) incurred by any Group Company with respect to the payment of Indebtedness in connection with the transactions contemplated by this Agreement; (b) the amount of Seller Expenses and the amount of any expenses paid by any Group Company prior to the Closing that would be treated as Seller Expenses if paid on or after the Closing; and (c) the amount of any employment Taxes of any Group Company attributable to items described in clause (b) hereof; provided that, in connection with the foregoing, Buyer shall be assumed to cause the Group Companies to make an election under Revenue Procedure 2011-29, 2011-18 IRB (and analogous state or local Tax procedure), to treat 70% of any success-based fees that were paid by or on behalf of the Group Companies as an amount that did not facilitate the transactions contemplated under this Agreement.
“Transfer Taxes” has the meaning as set forth in Section 6.10(a).
“Unaudited Financial Statements” has the meaning set forth in Section 3.4(b).

“Unpaid Seller Expenses” means the aggregate amount of Seller Expenses incurred and unpaid as of immediately prior to the Closing on the Closing Date.
“WARN Act” has the meaning set forth in Section 3.14(a).
Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the words “party” or “parties” shall refer to parties to this Agreement; (vi) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (vii) the word “or” is disjunctive but not necessarily exclusive; (viii) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein; (ix) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (x) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xiii) the words “dollar” or “$” shall mean U.S. dollars; and (xiv) the word “day” means calendar day unless Business Day is expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
ARTICLE 2
PURCHASE AND SALE
Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase, acquire and accept from Seller, and Seller will sell, assign, transfer, convey and deliver to Buyer, the Shares free and clear of all Liens (other than Permitted Liens).
Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date to be specified by the Parties, which shall be no later than two (2) Business Days after satisfaction (or waiver by the Party entitled to waive the same) of the conditions set forth in ARTICLE 7 (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction or waiver of such conditions) (such date, the “Closing Date”), remotely by electronic or facsimile transmission, unless another time, date or place is agreed to in writing by Buyer and Seller. For accounting purposes, the Closing will be deemed to have occurred at 11:59 P.M. Eastern Standard Time on the Closing Date.
Section 2.3 Deliveries at the Closing.
(a) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer all certificate(s) representing the Shares, duly endorsed in blank or accompanied by any other proper instrument of assignment endorsed in blank in proper form for transfer.

(b) Deliveries by Buyer. At the Closing, Buyer shall pay the Estimated Purchase Price in accordance with the provisions set forth in Section 2.4. The Parties agree that (i) the portion of the Estimated Purchase Price equal to (A) $21,000,000 plus (B) compounded interest of 8.5% per annum (calculated on the applicable Business Date) calculated from March 4, 2019 through the Closing Date shall be allocated to the Preferred Shares (with no other portion of the Purchase Price, whether paid at or after the Closing, being allocated to the Preferred Shares) and (ii) the remainder of the Estimated Purchase Price (as well as any other portion of the Purchase Price) after taking into account the foregoing clause (i) shall be allocated to the Common Shares.
(c) Other Deliveries. The closing certificates and other documents required to be delivered pursuant to this Agreement with respect to the Closing pursuant to ARTICLE 7 will be exchanged.
Section 2.4 Purchase Price.
(a) Estimated Purchase Price. No later than two (2) Business Days prior to the Closing, Seller shall deliver to Buyer a good faith calculation of the Estimated Purchase Price (the “Estimated Purchase Price Calculation”). In determining the Estimated Purchase Price, the Company shall use the Enterprise Value and set forth good faith estimates of the (i) Closing Date Indebtedness, (ii) Cash and Cash Equivalents, (iii) Unpaid Seller Expenses, (iv) Net Working Capital (and the related Net Working Capital Adjustment, if any), and (v) the Other Liabilities and, in each case, the components thereof and in a manner consistent with the definitions thereof. Seller agrees to prepare the Estimated Purchase Price Calculation in a manner consistent with the Accounting Principles, and Seller shall not make any changes to the assumptions underlying the Accounting Principles. At the Closing, Buyer shall pay or cause to be paid, in cash by wire transfer of immediately available funds, the Estimated Purchase Price as follows:
(i) (A) $1,278,750 of cash (such amount, the “Indemnity Escrow Amount”) shall be deposited into an escrow account (the “Indemnity Escrow Account”) as security for Seller’s obligations pursuant to ARTICLE 9, and (B) $1,000,000 of cash (such amount, the “Adjustment Escrow Amount” and together with the Indemnity Escrow Amount, the “Escrow Amount”) shall be deposited into an escrow account (the “Adjustment Escrow Account”) as security for Seller’s obligations pursuant to Section 2.4(c)(ii), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date by and among Seller, Buyer and CitiGroup, N.A. (the “Escrow Agent”) and (y) substantially in the form of Exhibit B attached hereto;
(ii) on behalf of Seller and the Group Companies, (A) the portion of the Closing Date Indebtedness that is Funded Indebtedness and (B) the Seller Expenses that are included in the Estimated Purchase Price, each in accordance with the Debt Payoff Letters, invoices or other documents evidencing such amounts delivered to Buyer at least one Business Day prior to the Closing Date; and
(iii) to Seller, an amount equal to (A) the Estimated Purchase Price, minus (B) the Escrow Amount.
(b) Determination of the Final Purchase Price.
(i) As soon as practicable, but no later than ninety (90) days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller, a statement setting forth Buyer’s good faith proposed calculation of (A) Net Working Capital (and the related Net Working Capital Adjustment, if any), (B) Cash and Cash Equivalents, (C)  Closing Date Indebtedness, (D) Unpaid Seller Expenses, (E) the Other Liabilities and (F) the Purchase Price, and, in each case, the components thereof and in a manner consistent with the definitions thereof. The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”. Buyer agrees to prepare the Proposed Closing Date Calculations in a manner consistent with the Accounting Principles, and Buyer shall not make any changes to the assumptions underlying the Accounting Principles (including levels of reserves used by the Group Companies with respect thereto).
(ii) Seller shall have thirty (30) days following receipt of the Proposed Closing Date Calculations to review such calculations (the “Review Period”). Seller may, on or prior to the last day of the Review Period, give to Buyer a written notice of dispute, which sets forth its objections to Buyer’s calculation of the Proposed Closing Date Calculations (a “Purchase Price Dispute Notice”). To be effective, a Purchase Price Dispute Notice must (x) specify in reasonable detail the nature and amount of any disagreement so asserted (and an alternative amount for each such disputed item) and (y) shall include a proposed calculation by Seller of the Proposed Closing Date Calculations in dispute. Any item not specifically disputed by Seller in the Purchase Price Dispute Notice shall be deemed final and binding on the Parties as set forth in the Proposed Closing Date Calculations. Seller and the other Parties agree that, unless Seller gives a Purchase Price Dispute Notice to Buyer on or before the last day of the Review Period the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital (and the related Net Working Capital Adjustment, if any), Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Seller Expenses, the Other Liabilities and the Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment). Prior to the end of the Review Period, Seller may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Purchase Price will be deemed to have been finally determined when such notice is given. If Seller gives a Purchase Price Dispute Notice to Buyer on or prior to the last day of the Review Period, then Buyer and Seller shall use commercially reasonable efforts to resolve in writing any disputes set forth in the Purchase Price Dispute Notice during the 30-day period commencing on the date Buyer receives the applicable Purchase Price Dispute Notice from Seller. During such 30-day consultation period, Buyer shall have full access to the working papers of Seller’s accountants prepared in connection with the Purchase Price Dispute Notice. If Seller and Buyer do not agree upon a final resolution with respect to any disputed items set forth in the Purchase Price Dispute Notice within such 30-day period, then the remaining items in dispute shall be submitted promptly by Buyer and Seller to KPMG US LLP (the “Accounting Firm”). The Accounting Firm shall be requested to render a written determination of the applicable dispute (acting as an expert and not as an arbitrator) within 45 days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement, (ii) a single presentation (which presentations shall be limited to the remaining items in dispute set forth in the Proposed Closing Date Calculations and Purchase Price Dispute Notice) submitted by each of Buyer and Seller to the Accounting Firm within 15 days after the engagement thereof (which the Accounting Firm shall forward to the other Party) and (iii) one written response submitted to the Accounting Firm within 5 Business Days after receipt of each such presentation (which the Accounting Firm shall forward to the other Party), and not on independent review, which such determination shall be conclusive and binding on Buyer and Seller. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between Seller and Buyer, and any associated engagement fees shall initially be borne 50% by Seller and 50% by Buyer; provided that such fees shall ultimately be borne by Seller and Buyer in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such Party (as determined by the Accounting Firm) bears to the total amount of the disputed items submitted to the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 2.4(b)(ii). Such determination of the Accounting Firm shall be conclusive and binding upon the Parties absent fraud or manifest error. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b)(ii), and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Seller Expenses, the Other Liabilities and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).
(iii) During the Review Period, Buyer shall, and shall cause each Group Company to, upon reasonable written request of Seller, promptly provide Seller, its accountants and other representatives (including the Accounting Firm) reasonable access to the Group Company’s working papers and books and records relating to the Proposed Closing Date Calculations, provided that any such access or furnishing of such information shall be conducted at Seller’s sole expense, during normal business hours under the reasonable supervision of Buyer’s agents and in such a manner as not to interfere in any material respect with the normal operations of Buyer (or any of the Group Companies); and provided, further, that the recipients of such information shall treat all such information as confidential and, to the extent reasonably required by Buyer shall execute and deliver a customary non-disclosure agreement.
(iv) Buyer and Seller agree that the procedures set forth in this Section 2.4 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit either Party from instituting litigation to enforce any final determination of the Purchase Price pursuant to Section 2.4(b)(ii) in any court of competent jurisdiction in accordance with Section 10.12. The substance of any determination of the Accounting Firm shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by the written agreement of the Parties and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.4.
(c) Adjustment to Estimated Purchase Price.
(i) If the Actual Adjustment is a positive amount, then (A) Buyer shall pay, or shall cause to be paid, to Seller an amount equal to such positive amount by wire transfer of immediately available funds within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b) above and (B) the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller the Adjustment Escrow Funds.
(ii) If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b), then the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver (A) to the Company an amount equal to the absolute value of such negative amount from the Adjustment Escrow Funds and (B) to the Seller the amount remaining of the Adjustment Escrow Funds after taking into account the payment pursuant to the foregoing clause (A). If the absolute value of the Actual Adjustment is an amount that exceeds the Adjustment Escrow Amount, then the Seller shall pay, or cause to be paid, to the Company an amount equal to the absolute value of the Actual Adjustment minus the Adjustment Escrow Amount by wire transfer of immediately available funds within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b) above.
(iii) Any amount which becomes payable pursuant to this Section 2.4(c) will constitute an adjustment to the Purchase Price for all purposes hereunder.
Section 2.5 Withholding. Buyer and any applicable withholding agent shall be entitled to deduct and withhold from any and all payments made under this Agreement to the extent such amounts that are required to be deducted and withheld under applicable Tax law, it being agreed that in such case, except with respect to (x) payments in the nature of compensation to be made under this Agreement, (y) any backup withholding requirements or (z) the failure to satisfy the requirements of Section 7.2(d)(iv), Buyer shall use commercially reasonable efforts to provide Seller with a written notice of such party’s intention to withhold at least five (5) Business Days prior to any such withholding. To the extent that such amounts are so withheld and paid over to the proper Governmental Entity, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties shall cooperate in good faith to reduce or otherwise eliminate any amount required to be deducted and withheld under applicable Tax law.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Buyer as follows:
Section 3.1 Organization and Qualification; Subsidiaries.
(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company is a corporation, partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its respective jurisdiction of formation. Schedule 3.1(a) sets forth each Group Company and the jurisdiction in which each Group Company is licensed or qualified to do business. Each Group Company has the requisite corporate, partnership, limited liability company or other applicable entity power and authority to own, lease and operate its material assets and properties and to carry on its businesses as presently conducted.
(b) Except as set forth on Schedule 3.1(b), each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary.
Section 3.2 Capitalization of the Group Companies.
(a) The Shares comprise all of the Company’s equity interests that are issued and outstanding and are held beneficially and of record by Seller, and the Shares have been duly authorized and validly issued. Except for the Shares, there are no outstanding (i) equity or equity-based securities of the Company, (ii) securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company or (iii) options, warrants, phantom interests, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to acquire from the Company, and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company.

(b) Except as set forth on Schedule 3.2(b), no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Except as set forth on Schedule 3.2(b) or as set forth in its Governing Documents, all outstanding equity securities of each Group Company (except to the extent such concepts are not applicable under the applicable Legal Requirement of such Group Company’s jurisdiction of formation or other applicable Legal Requirement ) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable, are free and clear of any Liens (other than Permitted Liens) and are owned, beneficially and of record, by another Group Company. Except as set forth on Schedule 3.2(b), there are no outstanding (i) equity or equity-based securities of any Subsidiary of the Company, (ii) equity securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company, or (iii) options, warrants, phantom interests, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company.
Section 3.3 Authority. The Company has the requisite corporate power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company. Each Transaction Document to which it is a party has been duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against the Company in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. Each Transaction Document to be executed and delivered at Closing by each other Group Company will, at Closing, constitute a valid, legal and binding agreement of such Group Company (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against such Group Company in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 3.4 Financial Statements. Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, collectively, the “Financial Statements”):
(a) the audited consolidated balance sheet of the Company as of December 31, 2018 and the related audited consolidated statements of operations and comprehensive income and cash flows for the respective periods then ended; and
(b) the unaudited consolidated balance sheet of the Company as of December 31, 2019 (the “Latest Balance Sheet Date”) (the “Latest Balance Sheet”) and the related consolidated statements of operations and comprehensive income and cash flows for the one year period then ended (collectively, the “Unaudited Financial Statements”).

(c) Except as set forth on Schedule 3.4, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of Unaudited Financial Statements, for the absence of footnotes and subject to year-end adjustments (the effect of which are not material to the Group Companies taken as a whole), and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and to normal year-end adjustments, which adjustments are not material to the Group Companies taken as a whole). No accountant of Seller or the Group Companies has notified Seller or the Group Companies in writing of any material weaknesses in internal accounting or other controls of the Group Companies.
Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by the Group Companies or the consummation by the Group Companies of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) those the failure of which to obtain or make would not have a Company Material Adverse Effect, and (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery and performance by any Group Company of any Transaction Document to which such Group Companies is a party nor the consummation by any Group Company of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of such Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5, result in a violation or breach of, or cause acceleration, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), create a material payment obligation or loss of material benefit under, or require any material action by the Group Companies (including any notice, authorization, consent or approval) under the terms, conditions or provisions of any Material Contract, Material Permit or Real Property Lease to which any Group Company is a party, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over any Group Company or any of their respective material properties or assets, (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of any Group Company, or (e) give rise to any payment or compensation to any employee or other service provider to any Group Company, which in the case of any of clauses (b) and (d) above, would have a Company Material Adverse Effect.
Section 3.6 Material Contracts.
(a) Except as set forth on Schedule 3.6(a) (collectively, the “Material Contracts”) and except for this Agreement and any Real Property Lease, as of the date of this Agreement, no Group Company is a party to or bound by any:
(i) (A) Contract for the employment or engagement of any individual or other Person on a full‑time, part-time, consulting or other basis, other than any such Contract that may be terminated at the will of the employing or engaging Person, or (B) Contract to provide severance or similar benefits (other than, for the avoidance of doubt, any accrued payments or benefits) upon any termination of employment or other engagement, or (C) any Contract with any staffing agency, labor agency, or similar provider of contingent workers;

(ii) Contract relating to Indebtedness for an amount in excess of $50,000 or pursuant to which any Group Company has pledged any material assets or subjected them to any Lien (other than Permitted Liens);
(iii) Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000;
(iv) Contract that provides for any Person to be the exclusive provider of any product or service to the Group Companies, or the exclusive recipient of any product or service of the Group Companies during any period of time or that otherwise involves the granting of exclusive rights of any kind;
(v) Contract that is a settlement, conciliation, or similar agreement imposing any monetary or non-monetary obligations on any of the Group Companies after the Closing Date;
(vi) Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which (A) will extend over a period of more than one (1) year from the date hereof and is not terminable by the Group Company’s upon ninety (90) days or less notice without penalty or other Liability, or (B) has or will involve consideration in excess of $50,000 in any twelve (12) month period;
(vii) Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by any Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $50,000;
(viii) partnership or joint venture Contract (other than the Governing Documents) to which any Group Company is a party;
(ix) Contract restricting any Group Company with respect to non-competition, or that otherwise restricts or limits any Group Company, or any officer or key employee of the Group Companies (in each case, acting on behalf of the Group Companies) from engaging in any line of business or in any geographic area (including any agreement with provisions regarding non-solicitation of employees, co-existence agreements, and settlement agreements);
(x) Contract under which any Group Company has advanced or loaned an amount to any of the officers or employees of the Group Companies, other than participant loans under the Company 401(k) Plan;
(xi) manufacturer, development or supply agreement or other Contract which involves a sharing of revenues, profits, costs or losses by any Group Company with the other Person;
(xii) Contract that relates to the future disposition or acquisition of material assets or properties by any Group Company, or any merger or business combination with respect to any Group Company;

(xiii) Contract pursuant to which any Group Company grants any Person, or receives from any Person, a license to use any material Company Intellectual Property Rights (other than (x) non-exclusive licenses of Intellectual Property Rights granted by or to customers, suppliers, vendors, contractors or similar Persons in the Ordinary Course and (y) licenses of generally or commercially available software or equipment);
(xiv) Contract with any Governmental Entity;
(xv) agent, sales representative, sales or distribution Contract;
(xvi) power of attorney or other similar agreement or grant of agency;
(xvii) Contract with any Material Supplier or Material Customer;
(xviii) Contract that contains any “most-favored nation” or minimum commitment terms;
(xix) Contract pursuant to which the Group Companies subcontracts work to a third party in connection with any of the Group Companies’ business;
(xx) other Contract under which the consequences of a default could have a Company Material Adverse Effect; or
(xxi) any Contract to enter into any of the foregoing.
(b) Each Material Contract is valid and binding on each Group Company that is a party thereto and enforceable in accordance with its terms against such Group Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and, to the Company’s Knowledge, the other parties thereto. Except as set forth on Schedule 3.6(b), each Material Contract shall be in full force and effect without penalty in accordance with its terms immediately following consummation of the transactions contemplated by this Agreement. The Group Companies are not currently in default under or in breach of, or in receipt of any written notice of default or breach under, any Material Contract, and, to the Company’s Knowledge, the other parties thereto are not in default or breach thereunder. No event has occurred which (with the passage of time or the giving of notice or both) could be reasonably expected to result in a default or breach by the Group Companies under any Material Contract. No Group Company has received any notice that (and, to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to result in) any other party to a Material Contract intends not to renew, or to breach, cancel, terminate or renegotiate the existing terms of, any Material Contract. No Group Company has, within the previous twelve (12) months, received any indication from any other party to any Material Contract that such other party intends to stop or materially decrease the rate of business done with the Group Companies, or materially increase the cost to the Group Companies for the goods, services or rights delivered or provided to the Group Companies, in each case, pursuant to such Material Contract.
(c) Seller has made available to Buyer a true, complete, correct and executed copy of each written Material Contract together with all amendments, extensions, renewals, waivers or other changes thereto.

Section 3.7 Absence of Changes. Except as set forth on Schedule 3.7, since the Latest Balance Sheet Date and ending on the date of this Agreement, (i) there have not occurred any events, circumstances or facts that would reasonably be expected to cause any Company Material Adverse Effect and (ii) the Company and the Group Companies have conducted the business materially in the Ordinary Course. Without limiting the foregoing, since the Latest Balance Sheet Date, no Group Company has:
(a) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, or amended any term of any outstanding equity securities;
(b) incurred any Indebtedness;
(c) declared, set aside or made any payment or distribution of cash or other property to its stockholders or equityholders (other than to any Group Company) with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);
(d) mortgaged or pledged any of its properties or assets (tangible or intangible) or subjected them to any Lien, except to the extent such mortgage or pledge results in a Permitted Lien;
(e) sold, assigned, transferred, leased, subleased, licensed, sublicensed, abandoned, permitted the cancellation of, or otherwise disposed of or failed to take reasonable steps to maintain, enforce and protect any portion of its material tangible or intangible assets, except in the Ordinary Course;
(f) acquired (other than as a result of a capital expenditure), disposed of or transferred any asset with a value in excess of $50,000 individually or $100,000 in the aggregate;
(g) paid, discharged or satisfied any claims or liabilities in excess of $100,000 or forgave, cancelled, compromised, waived or released any debts, claims or rights in excess of $50,000, other than in the Ordinary Course;
(h) issued, sold, granted, conferred, awarded, pledged or otherwise encumbered, any equity interests of any Group Company;
(i) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or enterprise;
(j) made any capital expenditures or commitments therefor that aggregate in excess of $100,000;
(k) made any loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of $50,000 in the aggregate;
(l) suffered any damage, destruction or casualty loss exceeding in the aggregate $50,000, whether or not covered by insurance;
(m) amended or authorized any amendment to the Governing Documents of any Group Company;

(n) materially changed or authorized any material change in its accounting practices or method of accounting for any items in the preparation of the financial statements of any Group Company;
(o) entered into any settlement, conciliation or similar agreement involving claims (i) not fully covered by insurance in excess of $50,000, (ii) requiring waiver by the Company of any rights having a value in excess of $50,000, or (iii) containing an admission of Liability or consenting to any non-monetary relief that would be material to the Group Companies taken as a whole;
(p) entered into, amended or terminated any Material Contract, Real Property Lease (or any agreement that would have been a Material Contract or Real Property Lease if in effect as of the date hereof);
(q) suffered any losses or waived any rights of material value (whether or not in the Ordinary Course) in excess of $100,000 in the aggregate or $50,000 in any one instance;
(r) wrote-off or otherwise reduced the amount of any receivables, except in the Ordinary Course and at levels which are consistent with reserves for uncollectible amounts included in the Latest Balance Sheet; or
(s) agreed to take any of the actions described above.
Buyer acknowledges that the announcement by Seller of its intention to sell the Company (as well as the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby) might affect one or more of the Group Companies’ customer relationships, and that such effects do not and will not constitute a breach of this Section 3.7.
Section 3.8 Litigation. Except as set forth on Schedule 3.8(i), as of the date of this Agreement there are no, and for the last three (3) years there have been no material Proceedings pending, or, to the Company’s Knowledge, threatened, in each case, against (i) any of the Group Companies, or (ii) any of its directors, officers, managers, employees, agents or Affiliates acting on behalf of the Group Companies relating to the business of the Group Companies, in each case, at law or in equity, or before or by any Governmental Entity. Except as set forth on Schedule 3.8(ii), as of the date of this Agreement, no Group Company is subject to any material outstanding order, writ, judgment, award, injunction or decree.
Section 3.9 Compliance with Legal Requirements; Prohibited Payments.
(a) The Group Companies, and to the Company’s Knowledge, each officer, director, employee and independent contractor of the Group Companies and each agent or other third party acting on behalf of the Group Companies is currently in compliance in all material respects with all applicable Legal Requirements which are required to operate the Group Companies’ business, and except as set forth in Schedule 3.9 in the last three (3) years no claim has been filed against, and no notice has been given to, Seller, or any Group Company alleging a violation of any such Legal Requirement. No Group Company is now subject (nor has any Group Company been subject in the last three (3) years) to any investigation, penalty assessment, audit or other Proceeding by any Governmental Entity or to any other allegation that any Group Company has violated the regulations of any such Governmental Entity or made a material false statement or omission to any Governmental Entity.

Section 3.10 International Trade & Anti-Corruption Matters.
(a) No Group Company nor any officer, director, employee or independent contractor of any Group Company (or, to the Company’s Knowledge, any agent or other third parties acting on behalf of any Group Company) nor the Seller: (x) is currently, or has been in the last three (3) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Legal Requirements administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”); or (y) has, directly or indirectly, (i) made or agreed to make any contribution, payment or gift or thing of value to any official, employee or agent (in each case, whether of a Governmental Entity, private entity or otherwise) in violation of any applicable Anti-Corruption Laws or the Legal Requirements of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Group Companies for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, (iv) paid or delivered any fee, commission or any other sum of money or item of property or thing of value, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Group Companies; or (v) has otherwise been in violation any applicable Anti-Corruption Laws.
(b) No Group Company has imported any merchandise into the United States that has been or is covered by an anti-dumping duty order or countervailing duty order or is subject to or otherwise covered by any pending anti-dumping or countervailing duty investigation by agencies of the United States government.
(c) During the three (3) years prior to the date hereof, no Group Company nor the Seller has, in connection with or relating to any Group Company, received from any Governmental Entity or any other Person any notice or inquiry; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.
Section 3.11 Employee Plans.
(a) Schedule 3.11 contains a true and complete list of each material Employee Benefit Plan. With respect to each material Employee Benefit Plan, the Company has provided or made available to Buyer true and complete copies of: (i) such Employee Benefit Plan, and (ii) to the extent applicable to such Employee Benefit Plan: all administrative agreements, insurance contracts or other funding arrangements; the most recent Forms 5500 required to have been filed and all schedules thereto; the most recent IRS determination or opinion letter; all current employee handbooks or manuals; all current summary plan descriptions and any summaries of material modifications; all amendments and modifications to any such document currently in effect; the most recent plan year’s nondiscrimination testing; and all material correspondence to or from a Governmental Entity since April 13, 2018.
(b) Except as disclosed in the Schedule 3.11(b):

(i) Each Employee Benefit Plan has been operated and administered in compliance in all material respects with its terms and with all applicable Legal Requirements, including ERISA and the Code and the Affordable Care Act; and all contributions and premiums required to have been paid by the Group Companies to any Employee Benefit Plan under the terms of any such Employee Benefit Plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Legal Requirements have been paid within the time prescribed by any such Employee Benefit Plan, arrangement or applicable Legal Requirements. There is no action, claim, complaint, investigation, petition, suit, or other proceeding in law or in equity pending or, to the Company’s Knowledge, threatened against, or arising out of, any Employee Benefit Plan or the assets of any Employee Benefit Plan (other than routine claims for benefits).
(ii) Each Employee Benefit Plan intended to be qualified under Code Section 401(a), and the trust (if any) forming a part thereof, has received a favorable determination letter, where applicable, from the Internal Revenue Service as to its qualification under the Code or is the subject of a favorable Internal Revenue Service opinion letter issued to a prototype or volume submitter plan sponsor; and, to the Company’s Knowledge, nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect such qualification or tax-exempt status.
(iii) No Employee Benefit Plan is (1) a “multiple employer plan” for purposes of Section 4063, Section 4064 or Section 4066 of ERISA or Code Section 413, (2) a Multiemployer Plan, (3) subject to Code Section 412 or Section 302 or Title IV of ERISA, or (4) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. None of the Group Companies has incurred any Liability (including as a result of any indemnification obligation or as a result of being treated as an ERISA Affiliate with any other Person) under Title I or Title IV of ERISA for which any of the Group Companies could be liable.
(iv) No current or former employee, officer, director or independent contractor of any of the Group Companies is or will become entitled (or any dependent thereof) to death or post-employment death, insurance or medical benefits by reason of service to any of the Group Companies, other than coverage mandated by COBRA. None of the Group Companies have incurred (whether or not assessed) or is subject to any material payment, Tax, penalty or other liability under the Affordable Care Act, including under Code Sections 4980D and 4980H or with respect to the reporting requirements under Code Section 6055 and Code Section 6056.
(v) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event or events, (1) entitle any employee, officer, director or individual independent contractor of the Group Companies to severance pay or any other payments or benefits under any Employee Benefit Plan; (2) accelerate the time of payment or vesting, increase the amount of compensation, or otherwise enhance any Employee Benefit Plan benefit due any such individual; (3) directly or indirectly require any contributions or payments to fund any obligations under any Employee Benefit Plan; (4) otherwise give rise to any material liability of any of the Group Companies under any Employee Benefit Plan; or (5) limit or restrict the right of any of the Group Companies to terminate or amend any Employee Benefit Plan on or following the Closing.
(vi) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Treasury Regulation Section 1.409A-1) has been and is in compliance, in all material respects, both in form and operation, with Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder. There is no Contract, Employee Benefit Plan or other arrangement which requires any of the Group Companies to pay a Tax gross-up, indemnification payment or reimbursement for Taxes under Code Section 409A or Code Section 4999 or otherwise.

(vii) No Employee Benefit Plan covers or otherwise provides benefits to any employee or other individual service provider working or residing outside of the United States.
(c) No Group Company has engaged in any non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirement. There are no pending or, to the Company’s Knowledge, threatened Proceedings (other than ordinary course claims for benefits) with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any Liability.
(d) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer, director or stockholder or other service provider of any Group Company under any Employee Benefit Plan would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code, determined without regard to any arrangements entered into or negotiated with Buyer or any of its Affiliates.
(e) This Section 3.11 contains the sole and exclusive representations and warranties of the Company with respect to the Group Companies’ Employee Benefit Plans.
Section 3.12 Environmental Matters.
(a) Except as set forth in Schedule 3.12(a):
(i) Each of the Group Companies are, and for the past three (3) years have been, in material compliance with all applicable Environmental Laws.
(ii) Without limiting the generality of the foregoing, the Group Companies hold, and are and for the past three (3) years have been in material compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental Laws for the lawful conduct of their respective businesses.
(iii) During the past three (3) years, no Group Company has received any written notice of any material violation of, or any material investigatory, corrective or remedial obligation under, any Environmental Laws and no unresolved such notices or obligations exist regardless of when received.
(iv) There are no material Proceedings pending before, conducted by, or otherwise involving any Governmental Entity or, to the Company’s Knowledge, threatened in writing against any Group Company under any Environmental Laws.
(v) In the past three (3) years, no Group Company has received written notice regarding any actual or alleged material violation of Environmental Laws, or any material or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any Group Company and no unresolved such notices exist regardless of when received.

(vi) There has been no Release, treatment, storage, disposal or arrangement for disposal, transportation, handling, manufacturing, distribution of, or exposure of any person to any Hazardous Materials by any Group Company (1) at any property currently or to the Company’s Knowledge formerly owned, leased or operated by any Group Company; or (2) to the Company’s Knowledge at any other location by any Group Company, except, as with respect to both subsections (1) and (2) above, in compliance in all material respects with Environmental Law or as would not reasonably be expected to create any material Liability of any Group Company thereunder.
(vii) Except as set forth in any Real property Lease, no Group Company has expressly assumed, undertaken, become subject to, or provided an indemnity with respect to any material Liability of any other Person relating to Environmental Laws.
(viii) Sellers have provided Buyers copies of all material environmental reports, assessments, sampling data, and audits and other material documents regarding matters arising under Environmental Laws relating to each Group Company and their current or former properties or operations, in each case prepared in the past three (3) years and in their possession, custody or reasonable control.
Section 3.13 Intellectual Property.
(a) The Group Companies own, free and clear of all Liens (other than Permitted Liens), or license under a valid and enforceable license or otherwise have the right to use, all Intellectual Property Rights that are material to the conduct of the business of the Group Companies as currently conducted (collectively, the “Company Intellectual Property Rights”). Schedule 3.13(a) sets forth a complete and accurate list of all (i) patents, trademark registrations and copyright registrations and material domain name registrations owned by any Group Company and (ii) patent applications, trademark applications and copyright applications owned by any Group Company. The Company Intellectual Property Rights cover all Intellectual Property that is material to and necessary for the conduct and continued operation of the businesses of the Group Companies.
(b) Except as set forth on Schedule 3.13(b), (A) there is not pending against any Group Company before any Governmental Entity any Proceeding brought by any Person contesting the validity, enforceability, use or ownership of any Company Intellectual Property Rights owned by such Group Company, or alleging that any Group Company is infringing or misappropriating any Intellectual Property Rights of any Person in any material respect, and (B) there are no Proceedings pending before any Governmental Entity that have been brought by any Group Company against any Person alleging infringement or misappropriation of any Company Intellectual Property Rights owned by such Group Company. Except as set forth on Schedule 3.13(b), (i) no Group Company has infringed or misappropriated any Intellectual Property Rights of any third party in the past three (3) years, and exercise of the Company Intellectual Property Rights owned by each Group Company does not infringe any such third party rights, and (ii) to the Company’s Knowledge, no third party is infringing or misappropriating any Company Intellectual Property Rights owned by any Group Company in any material respect. The Group Companies’ rights in the Intellectual Property Rights set forth on Schedule 3.13(a) are subsisting and valid. No Intellectual Property owned by any Group Company is now involved in any interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding.

(c) Neither the execution, delivery or performance of this Agreement shall result in, or give any other Person the right to cause, (i) a loss of any Company Intellectual Property Rights; (ii) a material breach of any Company Intellectual Property Rights or related license rights; (iii) the grant, assignment or transfer to any other Person of any material rights or interest under any Company Intellectual Property Rights owned by any Group Company; or (iv) the loss or impairment, or imposition of any Lien (other than Permitted Liens) on any of the Company Intellectual Property Rights owned by any Group Company.
(d) The Group Companies have taken commercially reasonable actions under the circumstances to protect the material trade secrets owned by the Group Companies. In the past three (3) years, no trade secret included in the Intellectual Property owned by a Group Company has been authorized to be disclosed to or, to the Company’s Knowledge, has been actually disclosed to, any Person who does not have any confidentiality obligation with respect to the disclosure and use thereof. All employees and contractors of the Group Companies who have since April 13, 2018 participated in or contributed to the creation, modification or development of any material Intellectual Property Rights for or on behalf of each Group Company (collectively, “Developed IP”) have executed and delivered to such Group Company a valid and enforceable agreement providing for (i) the nondisclosure by such Person of any confidential information related thereto and (ii) the assignment (via a present grant of assignment) by such Person to such Group Company of all such Person’s right, title and interest in and to such Developed IP (unless ownership of such Developed IP automatically vested with a Group Company under applicable Legal Requirement). None of the Developed IP were developed by or on behalf of, or using grants or any other subsidies of, any Governmental Entity, university, college or other educational institution or research center (collectively, a “Sponsor”) and no funding, facilities, or resources, of a Sponsor was used in the development of any Developed IP.
(e) No Sponsor has any right, title or interest in or to any Intellectual Property Rights owned by any Group Company. No proprietary software owned by any Group Company and included in any Company Products (“Company Software”) and tangible embodiments thereof have been placed in escrow or licensed to any third party. No Company Software is subject to any “copyleft” license that requires or purports to require the Company to grant any license with respect to the source code to such Company Software. Each Group Company has taken reasonable steps to secure the ownership and maintain the confidentiality (in each case, if applicable) of the Company Software.
(f) Each Group Company complies in all material respects with all applicable Legal Requirements and regulations regarding the protection of Personal Data and related privacy protection and data security rights. Since April 13, 2018, no Group Company has experienced any material breach of security, phishing incident, ransomware or malware attack, or other incident in which confidential or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals was accessed, disclosed, or exfiltrated in an unauthorized manner, and no Group Company has received any written notices or complaints from any Person or been the subject of any claim, proceeding, or investigation with respect thereto.

(g) Each Group Company uses commercially reasonable efforts to protect the security of the Company IT Assets and to prevent any unauthorized use, access, interruption, or modification of the Company IT Assets. Such Company IT Assets (i) are sufficient in all material respects for the immediate needs of each Group Company, and (ii) are in sufficiently good working condition to effectively perform all information technology operations as required by each Group Company in the Ordinary Course. Since April 13, 2018, there have been no material failures, or other material adverse events affecting any such Company IT Assets that (x) have caused any substantial disruption of or interruption in or to the use of such Company IT Assets and (y) have not been remedied in all material respects. Each Group Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the Group Company’s business and acts in material compliance therewith.
(h) Notwithstanding any other provisions of this Agreement, other than under this Section 3.13 and Section 3.6(a)(xiii), the Group Companies make no representations or warranties with respect to Intellectual Property Rights.
Section 3.14 Labor Matters.
(a) Except as set forth on Schedule 3.14(a), (i) no Group Company is bound by any collective bargaining agreement or collective bargaining relationship with respect to its employees, (ii) there is no labor strike, concerted refusal to work overtime, or work stoppage or walkout pending or, to the Company’s Knowledge, threatened in writing against any Group Company, (iii) to the Company’s Knowledge, no union organization campaign is, or during the previous three (3) years, has been, in progress with respect to any employees of any Group Company, and (iv) there are no material pending charges in connection with any Group Company before the Equal Employment Opportunity Commission, Department of Labor or any state or local agency responsible for the prevention of unlawful employment practices, and to the Company’s Knowledge, none of the foregoing have been threatened in writing during the previous three (3) years. No Group Company has engaged in any plant closing or employee mass layoff activities in the past ninety (90) days without complying in all material respects with the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation (collectively, the “WARN Act”).
(b) The Group Companies are in material compliance with all applicable Legal Requirements respecting employment and employment practices, including, without limitation, applicable Legal Requirements relating to compensation, employment Tax, social security, the collection and payment of tax withholding, terms and conditions of employment, wages and hours, collective bargaining, non-discrimination, affirmative action, plant closing and mass layoff, family and medical leave, immigration, health and safety, worker classification and workers’ compensation. All independent contractors of any Group Company are properly classified as such under Law, and all employees of the Group Companies who are classified as exempt from overtime under federal, state or local law are properly classified as such under applicable Legal Requirements.
(c) Set forth on Schedule 3.14(c) (which schedule will be updated three (3) days prior to the Closing Date) is each employee of the Group Companies (the “Continuing Employees”) (i) name and current job title or position, (ii) employer, (iii) hire date, (iv) current base salary or the base hourly rate, (v) bonus eligibility and bonus payments, (vi) accrued, unused paid time off, (vii) status (e.g., full-time, part-time, on leave) and if on leave, the type of leave (e.g., short-term disability or Family and Medical Leave Act leave), (viii) exempt or non-exempt from overtime classification, and (ix) work location.

Section 3.15 Insurance. Schedule 3.15 contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by or for the benefit of the Group Companies as of the date of this Agreement (the “Insurance Policies”). All such Insurance Policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy or that any such Insurance Policy will not be renewed on substantially the same terms as are now in effect or that the premium of any such Insurance Policy shall be materially increased. A claims history relating to each Insurance Policy covering the time period from April 13, 2018 through the date of this Agreement has been provided to Buyer.
Section 3.16 Tax Matters. Except as set forth on Schedule 3.16:
(a) each Group Company has prepared and filed all income and all other material Tax Returns required to be filed under applicable Legal Requirement with respect to each Group Company, each such Tax Return is true and correct in all material respects and each Group Company has timely paid all material Taxes owed or payable by it (whether or not shown on any Tax Return), including material Taxes which any Group Company is obligated to withhold;
(b) no Group Company is currently the subject of any federal, state or other material Tax audit or examination;
(c) no Group Company has consented to extend the time in which any Tax may be assessed or collected by any taxing authority (other than extensions of time to file Tax Returns obtained in the Ordinary Course);
(d) no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency or underpayment of any amount of Taxes which has not been satisfied or been withdrawn;
(e) Within the past three (3) years, no written claim has been made by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is subject to a material amount of Tax by that jurisdiction, which claim has not been satisfied or been withdrawn;
(f) no Group Company (i) has engaged in or otherwise been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), (ii) is a party to, is bound by or has an obligation under any Tax indemnity, Tax sharing, Tax allocation or similar agreement with any other Person (other than any Group Company), in each case, other than provisions contained in commercial agreements the principal subject matter of which does not relate to Taxes, (iii) has any liability for the Taxes of any other Person (other than any other Group Company) payable by reason of operation of law (including Treasury Regulations Section 1.1502-6), assumption, transferee or successor liability, (iv) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company is the common parent), (v) is subject to any private letter ruling from the Internal Revenue Service or any comparable or similar ruling of any taxing authority that is still in force or (vi) has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying in whole or in part for tax-free treatment under Section 355 (or so much of Section 356 as relates to Section 355) or 361 of the Code since April 13, 2018;

(g) no Group Company has any material assets that may constitute unclaimed property under applicable law, and the Group Companies have complied in all material respects with all applicable unclaimed property laws;
(h) no Group Company will be required to include any material item of income in, or be required to exclude any material item of deduction or loss from, any period (or any portion thereof) ending after the Closing Date as a result of any (i) change in accounting method made prior to the Closing, (ii) closing or similar agreement with any taxing authority entered into prior to the Closing, (iii) deferred intercompany gain or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding provision of state or local tax law), (iv) prepaid amount received on or prior to the Closing, or (v) installment sale or open transaction disposition made prior to the Closing; and
(i) There are no liens with respect to material Taxes upon any of the assets of the Group Companies other than Permitted Liens.
For the avoidance of doubt, no representation or warranty is made with respect to the existence, amount or usability of any net operating loss, capital loss, Tax basis or other Tax attributes.
Section 3.17 Brokers. No broker, finder, financial advisor or investment banker, is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, Seller, or any of their Affiliates or to which any of the foregoing Persons is subject, in each case, that will not be included in Seller Expenses as of the Closing Date.
Section 3.18 Real Property.
(a) Schedule 3.18(a) sets forth the address of each real property owned by any Group Company (such real property, the “Owned Real Property”).  Seller has provided Buyer with copies of any title insurance policies (or commitments for title insurance in a policy has not been issued), and surveys in the possession or control of any Group Company with respect to each parcel of Owned Real Property. With respect to each Owned Real Property: (i) a Group Company has good and marketable title to such Owned Real Property, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens; (ii) except as set forth on Schedule 3.18(a), the applicable Group Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the rights of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iv) no Group Company is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Group Companies; (v) to the Company’s Knowledge, there are no pending or threatened condemnation proceedings relating to the Owned Real Property; (vi) no Group Company has received written notice that any piece of Owned Real Property or the Group Company's use thereof is in or, with the passage of time, will be in violation of any Legal Requirement; (vii) except for any Permitted Liens, there are no covenants, easements, encroachments, restrictive covenants, rights-of-way or servitudes encumbering any piece of Owned Real Property that would reasonably be considered to have a Company Material Adverse Effect on such Owned Real Property or the Group Company's use thereof; (viii) each piece of Owned Real Property abuts on and has direct access to a public road or access to a public road via a permanent, irrevocable appurtenant easement; (ix) the Group Companies enjoy peaceful and undisturbed possession of all of their respective Owned Real Property; and (x) neither the whole nor any portion of any Owned Real Property has been damaged or destroyed by fire or other casualty that has not been repaired.

(b) Schedule 3.18(b) sets forth (whether as lessee or lessor) the address and a list of all leases (each a “Real Property Lease”) of real property to which any Group Company is a party or by which any of them is bound, in each case, as of the date of this Agreement. The Company has delivered to Buyer a true and complete copy of each such Real Property Lease agreement, in each case, as amended or otherwise modified and in effect as of the date hereof. Except as set forth on Schedule 3.18(b), (i) each Real Property Lease is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Group Company that is a party thereto and, to the Company’s Knowledge, with respect to each other party thereto; (ii) no Group Company is in breach or default under any Real Property Lease, or, to the Company’s Knowledge, any other party to any Real Property Lease is in breach or default under any Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; (iii) no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy any real property under any Real Property Lease or any portion thereof; and (iv) except for any Permitted Liens, there are no covenants, easements, encroachments, restrictive covenants, rights-of-way or servitudes encumbering any Real Property Lease that would reasonably be considered to have a Company Material Adverse Effect on such Real Property Lease or the Group Company's, or any other party to any Real Property Lease, use thereof. No Group Company has received written notice that the use of the real property subject to each Real Property Lease is not permitted as of right under Legal Requirements. Each piece of real property subject to a Real Property Lease has direct or indirect access to a public road or access to a public road via a permanent, irrevocable appurtenant easement. Neither the whole nor any portion of any property subject to a Real Property Lease has been damaged or destroyed by fire or other casualty that has not been repaired.
Section 3.19 Transactions with Affiliates. Schedule 3.19 sets forth all contracts or arrangements (other than employment agreements and Governing Documents) between any Group Company, on the one hand, and any officer, director or Affiliate of the Group Companies, on the other hand, that will not be terminated effective as of the Closing Date.
Section 3.20 No Undisclosed Liabilities. Except as set forth on Schedule 3.20, no Group Company has any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities disclosed or provided for in the Financial Statements (including the notes thereto), (b) liabilities existing as of the Latest Balance Sheet Date but that are not required under GAAP to be reserved against or reflected in the Latest Balance Sheet, (c) liabilities disclosed in the Schedules, (d) liabilities incurred in the Ordinary Course since the Latest Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, environmental matter, infringement, misappropriation, lawsuit or violation of any Legal Requirement), (e) liabilities that would not individually or in the aggregate be material to the Group Companies taken as a whole, or (f) liabilities incurred in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.21 Product Warranty; Product Recalls.
(a) All products or services designed, marketed, sold, distributed or delivered by or on behalf of the Group Companies (the “Company Products”) for the past three (3) years have been in conformity in all material respects with all applicable contractual commitments, Legal Requirements, and all express and implied warranties. Except as set forth on Schedule 3.21(a), the Group Companies do not have any material Liability in connection with any Group Company’s business (or has received written notice of any Proceeding giving rise to any such material Liability) for replacement of any Company Product, or for other damages related to any Company Product, other than Liabilities for warranty claims arising in the Ordinary Course which are consistent with the historical experience of the Group Companies. To the Company’s Knowledge, there exist no facts or circumstances that would reasonably be expected to result in or form the basis of any claim against any Group Company’s business for material Liability on account of any express or implied warranty to any third party in connection with the Company Products or services rendered by the Group Companies. Except as set forth on Schedule 3.21(a), no Company Product and no services rendered by the Group Companies are subject to any guarantee, warranty or other indemnity beyond the applicable industry standard terms and conditions of such sale or service.
(b) Except as set forth on Schedule 3.21(b) and except for Ordinary Course recalls and Ordinary Course post-sale warnings, in each case, given by vehicle manufactures, no Company Product is, and in the past three (3) years, no Company Product has been, subject to any recall or post-sale warnings by the Group Companies, or to the Company’s Knowledge, any recall or post-sale warning by any third party retained by the Group Companies, Seller or any distributor or wholesaler of such products. To the Company’s Knowledge, there exist no facts or circumstances that would reasonably be expected to result in or form the basis of any such recalls or post-sale warnings.
Section 3.22 Product Liability. Except as set forth on Schedule 3.22, all Company Products are, and for the last three (3) years have been, without design defects or manufacturing defects and in the last three (3) years there have not been any, and there currently are no, Proceedings pending or, to the Company’s knowledge, threatened against or involving any Company Product, or against any of the Group Companies, or any class of claims or lawsuits involving a Company Product, in each case, resulting from an alleged defect in any Company Product or any alleged failure to warn. Except as set forth on Schedule 3.22, none of the Group Companies have any material Liability in connection with any of the Group Companies business (and to the Company’s Knowledge, there is no basis for any present or future Proceeding giving rise to any Liability in connection with the Group Companies business) arising out of any injury to individuals or property as a result of the ownership, possession or use of any Company Product.

Section 3.23 Material Customers. Schedule 3.23 sets forth a true, complete and correct list of the top twenty (20) customers with whom the Group Companies have a relationship (each, a “Material Customer”) by dollar value of sales, respectively, since January 1, 2019. Since January 1, 2019, the Group Companies have not received any notice from any Material Customer to the effect that (and, to the Company’s Knowledge, there are no facts or circumstances indicating that) any Material Customer has stopped, materially decreased the rate of or materially changed the terms (whether related to payment, price or otherwise) with respect to, or will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing products or services from the Group Companies. Except as set forth in Schedule 3.23, the terms under which each Material Customer purchases products and services from the Group Companies are at market rates and are the result of arm’s length transactions. There are no unresolved disputes between the Group Companies and any Material Customer that would be material to the Group Companies taken as a whole.
Section 3.24 Material Suppliers. Schedule 3.24 sets forth a true, complete and correct list of the top twenty (20) suppliers and vendors (each, a “Material Supplier”) of the Group Companies by dollar of sales, respectively, since January 1, 2019. Since January 1, 2019, the Group Companies have not received any notice from any Material Supplier to the effect that (and to the Company’s Knowledge, there are no facts or circumstances indicating that) any Material Supplier has stopped, materially decreased the rate of or materially changed the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Group Companies. The terms under which each Material Supplier supplies materials, products or services to the Group Companies are at market rates and are the result of arm’s length transactions. There are no unresolved disputes between the Group Companies and any Material Supplier that would be material to the Group Companies taken as a whole.
Section 3.25 Accounts Receivable. All accounts receivable in the Latest Balance Sheet (the “Accounts Receivable”), (a) have been legally and validly incurred pursuant to bona fide transactions in the Ordinary Course and (b) represent bona fide indebtedness incurred by the applicable account debtor for goods sold or services performed by one or more of the Group Companies. Except as set forth on Schedule 3.25, none of the Group Companies have received written notice of any claim or dispute with respect to any of the Accounts Receivable.
Section 3.26 Inventory. The Inventory is merchantable and fit for the purpose for which it was procured or manufactured, and is not damages, defective or obsolete, subject only to the customary reserves (which reserves are adequate and were calculated on a basis consistent with GAAP). The Inventory consists of a quality and quantity usable and saleable in the Ordinary Course at a level sufficient to maintain the requirements of the Group Companies business. None of the Inventory has been consigned (that is, delivered but not sold or sold with an unlimited right of return) to any Person. Since January 1, 2019, the Group Companies have maintained its Inventory levels consistent with past practices. Since January 1, 2019, the Group Companies have not sold, used or otherwise transferred any portion of the Inventory except in the Ordinary Course to a bona fide purchaser.
Section 3.27 Data Privacy.
(a) The Group Companies have used commercially reasonable efforts to implement policies, procedures and training programs intended to ensure ongoing compliance with applicable Data Protection Requirements. The Company is in material compliance with all Data Protection Requirements and the Group Companies’ publicly available privacy policies (collectively, “Privacy/Security Obligations”) applicable to the Group Companies.
(b) Except as set forth on Schedule 3.27(b), since April 13, 2018, there has been no loss, damage or unauthorized access, use, modification or other misuse of any of (i) the Company IT Assets or any information or transactions stored or contained therein or transmitted thereby (including without limitation Personal Data), or (ii) to the Company’s Knowledge, any Personal Data of the Group Companies stored on third party systems or other Company data stored on third party systems.
(c) In the past three (3) years no notices have been received by, and no claim, charge or complaint has been made in writing against the Group Companies alleging a violation of any Data Protection Requirements or Privacy/Security Obligations by any Group Company, and no suit, action, Proceeding, arbitration, claim, review or investigation is pending or, to the Company’s Knowledge, is threatened against the Group Companies relating to the Group Companies’ collection, use or disclosure of Personal Data. In the past three (3) years, there have not been any material actual or alleged incidents of data security breaches involving Personal Data or other confidential information in the possession or under the control of the Group Companies. In the past three (3) years, no third party with whom the Group Companies have shared Personal Data has notified any Group Company in writing of (i) any unauthorized acquisition, access, use or disclosure of any Personal Data received from or on behalf of any Group Company that would trigger a notification or reporting requirement under any Data Protection Requirement; (ii) any attempted or successful unauthorized access, use, disclosure, modification or destruction of Personal Data received from or on behalf of the Company; or (iii) any interference with Company IT Assets that could materially affect the privacy or security of such Personal Data.
(d) The consummation of the transactions contemplated by this Agreement will not violate any Data Protection Requirements or Privacy/Security Obligations of the Group Companies. All Personal Data used in or necessary for the operation of the Group Companies’ business as currently conducted in any material respect shall be available for use by the Group Companies immediately after the Closing Date on terms and conditions substantially the same as those under which the Group Companies used such Personal Data immediately prior to the Closing Date.
Section 3.28 Title to and Sufficiency of Assets.
(a) The Group Companies have good and marketable title to their tangible properties and assets and, to the Company’s Knowledge, good title to its leasehold estates, in each case subject to no Liens other than Permitted Liens.
(b) With respect to the tangible property and assets leased by the Group Companies, the Group Companies are in material compliance with such leases and, to the Company’s Knowledge, holds a valid leasehold interest free of any Liens other than Permitted Liens.
(c) Except as set forth on Schedule 3.28(c), the Group Companies own, lease or employ (with respect to employees) all of the tangible properties, employees, tangible assets and rights to tangible properties or assets currently used in, pertaining to or necessary for the operation of the business of the Group Companies as conducted on the date hereof and such properties, employees, assets and rights are sufficient for the continued conduct of the business of the Group Companies after the Closing in substantially the same manner as conducted prior to the Closing, it being understood that this Section 3.28 is not, and shall not be interpreted, deemed or construed as, any representation or warranty with respect to the infringement, misappropriation or other violation of any Intellectual Property Rights. Other than with respect to the MCM Lease. neither Seller nor any of its Affiliates (other than the Group Companies) have any interest in any property (real or personal, tangible or intangible) or Contract used in or necessary for the operation of the business of the Group Companies as conducted as of the date hereof.
Section 3.29 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. WITHOUT IN ANY WAY LIMITING ANY RECOURSE FOR FRAUD, THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS ARTICLE 3 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF THE COMPANY, INCLUDING ANY IMPLIED WARRANTIES; AND NO OTHER REPRESENTATIONS OR WARRANTIES, WHETHER IN LAW OR EQUITY, UNDER STATUTE OR CONTRACT, OR OTHERWISE, SHALL APPLY. THE GROUP COMPANIES HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as follows:
Section 4.1 Organization. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.
Section 4.2 Authority. Seller has the requisite limited liability company power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Document to which Seller is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company action on the part of Seller. Each Transaction Document to which Seller is a party has been duly executed and delivered by Seller and constitutes a valid, legal and binding agreement of Seller (assuming that each such Transaction Document to which Seller is a party has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Seller in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3 Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) those the failure of which to obtain or make would not interfere in any material respect with Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing and (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery and performance of each Transaction Document to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby will (A) conflict with or result in any breach of any provision of Seller’s Governing Documents, (B) result in a violation or breach of, cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), create a material payment obligation or loss of material benefit under, or require any material action taken by Seller (including any notice, authorization, consent or approval) under any of the terms, conditions or provisions of any material agreement to which Seller is a party or (C) violate any Legal Requirement having jurisdiction over Seller, which in the case of clauses (B) and (C) above, would not have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing.
Section 4.4 Title to the Shares; Ownership of Seller. Seller owns of record and beneficially all of the Shares, and Seller has good and marketable title to the Shares, free and clear of all Liens (other than Permitted Liens). Seller has full power and authority to sell, transfer, assign and deliver the Shares to Buyer, and such delivery will convey to Buyer at the Closing good and valid title to the Shares free and clear of all Liens (other than Permitted Liens).
Section 4.5 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to Seller’s knowledge, threatened against Seller which would have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing. Seller is not subject to any outstanding order, writ, injunction or decree that would have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing.
Section 4.6 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. WITHOUT IN ANY WAY LIMITING ANY RECOURSE FOR FRAUD, THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE 4 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF SELLER, INCLUDING ANY IMPLIED WARRANTIES; AND NO OTHER REPRESENTATIONS OR WARRANTIES, WHETHER IN LAW OR EQUITY, UNDER STATUTE OR CONTRACT, OR OTHERWISE, SHALL APPLY. SELLER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
Section 5.1 Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.
Section 5.2 Authority. Buyer has all necessary power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of each Transaction Document to which Buyer is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize each Transaction Document to which Buyer is a party or to consummate the transactions contemplated thereby. No vote of Buyer’s equityholders is required to approve this Agreement or for Buyer to consummate the transactions contemplated hereby. Each Transaction Document to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Buyer in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 5.3 Consents and Approvals; No Violations. No notices to, filings with, or authorizations, consents or approvals of any Governmental Entity is necessary for the execution, delivery or performance of any of the Transaction Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated thereby, except for (i) compliance with and filings under the HSR Act and (ii) those set forth on Schedule 5.3. Neither the execution, delivery and performance of any of the Transaction Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated thereby will (A) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (B) except as set forth on Schedule 5.3, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), create a payment obligation or loss of material benefit under, or require any action by Buyer (including any notice, authorization, consent or approval) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is or will be a party or by which any of them or any of their respective properties or assets may be bound, or (C) violate any Legal Requirement applicable to Buyer or any of Buyer’s Subsidiaries or any of their respective material properties or assets, except in the case of clauses (B) and (C) above, for violations which would not prevent or materially delay the consummation of the transactions contemplated thereby.
Section 5.4 Brokers. Except for Jefferies Group LLC, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its respective Affiliates for which Seller or any Group Company may become liable.

Section 5.5 Acquisition of Equity For Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares, has been furnished the materials relating to the purchase of the Shares which Buyer has requested, and the Company has provided Buyer and its representatives the opportunity to ask questions of the officers and management employees of the business and to acquire additional information about the business and financial condition of the Group Companies. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities laws.
Section 5.6 Financial Capacity. As of the date hereof Buyer has, and as of the Closing Buyer will have, sufficient funds readily available or accessible to enable Buyer to consummate the transactions contemplated by this Agreement, and to satisfy Buyer’s monetary and other obligations contemplated by this Agreement, including to pay at Closing the Estimated Purchase Price and to make the other payments required to be made by Buyer at Closing pursuant to Section 2.4(a).
ARTICLE 6
COVENANTS
Section 6.1 Conduct of Business of the Company. Except as contemplated by this Schedule 6.1 or elsewhere in this Agreement, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall and shall cause each other Group Company to, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (i) conduct its business in the Ordinary Course and (ii) not take or omit to take any action which would have a Company Material Adverse Effect. Without limiting the generality of the immediately preceding sentence and except as set forth on Schedule 6.1, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall not and shall cause each other Group Company not to, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) issue any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;
(b) mortgage or pledge any of its properties or assets (tangible or intangible) or subject them to any Lien, except to the extent such mortgage or pledge results in a Permitted Lien;
(c) sell, assign, transfer, lease or license any of its material tangible or intangible assets, except in the Ordinary Course;
(d) form a Subsidiary;
(e) settle any material Proceeding or (ii) waive or release any material rights or material claims;
(f) commence any Proceeding (other than to enforce the terms of this Agreement);

(g) acquire (other than as a result of a capital expenditure), dispose of or transfer any asset with a value in excess of $50,000 individually or $100,000 in the aggregate;
(h) pay, discharge or satisfy any claims or liabilities in excess of $50,000 or forgive, cancel, compromise, waive or release any debts, claims or rights in excess of $50,000, in each case, other than in the Ordinary Course;
(i) effect any restructuring, reorganization or complete or partial liquidation;
(j) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or enterprise;
(k) make any capital expenditures or commitments therefor that aggregate in excess of $100,000;
(l) make any loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of $50,000 in the aggregate;
(m) amend or authorize any amendment to the Governing Documents of any Group Company;
(n) materially change or authorize any material change in its financial accounting practices or method of accounting for any items in the preparation of the financial statements of any Group Company;
(o) enter into any settlement, conciliation or similar agreement involving claims not fully covered by insurance in excess of $50,000 or waived any rights having a value in excess of $50,000;
(p) enter into, amend or terminate any Material Contract or Real Property Lease (or any agreement that would be a Material Contract or Real Property Lease if in effect as of the date hereof);
(q) write-off or otherwise reduce the amount of any receivables, except in the Ordinary Course and at levels which are consistent with reserves for uncollectible amounts included in the Latest Balance Sheet;
(r) make, change or revoke any material Tax election, change any material method of Tax accounting, settle any Tax claim without giving Buyer prior written notice of the material terms of such settlement, waive or extend the statute of limitations with respect to a material amount of Taxes (other than in connections with extensions of time to file Tax Returns obtained in the Ordinary Course), or enter into any private letter ruling or closing agreement with any taxing authority;
(s)  (i) except as may be required by applicable Legal Requirement or the terms of an Employee Benefit Plan in existence on the date hereof, increase the compensation or benefits payable or provided to any employee, officer, director, individual consultant or individual independent contractor of any Group Company (other than for non-officer employees or independent contractors with annual base salary of less than $50,000) or (ii) except as required by applicable Legal Requirement, terminate, adopt, enter into, or amend any material Employee Benefit Plans or any plan, policy, program or agreement that would have constituted a material Employee Benefit Plan if it had been in effect on the date of this Agreement;

(t) engage in (i) any practice that would have the effect of accelerating pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (ii) any practice which would have the effect of postponing to post-Closing periods payments by the Group Companies that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (iii) any other promotional, sales, discount activity or deferred revenue activity, in each case in this clause (iii), in a manner outside the Ordinary Course;
(u) agree in writing to take any of the actions described above in clauses (a) through (m) of this Section 6.1;
(v) create any easement, restriction or other encumbrance (other than Permitted Liens) on the Owned Real Property that would have a Company Material Adverse Effect on the Owned Real Property; or
(w) fail to use commercially reasonable efforts to preserve any permits required for the conduct of the business as currently conducted or the ownership and use of the assets, other than such failures that would not be expected to be material to the Group Companies taken as a whole.
Section 6.2 Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, from time to time at Buyer’s request upon reasonable notice and at reasonable times through the Closing, and subject to restrictions contained in any confidentiality agreement to which Seller or any Group Company is subject, Seller and each Group Company shall provide to Buyer, Buyer’s potential debt financing sources and each of their respective agents, employees and accounting, tax, legal and other advisors: (a) reasonable access to all accounts, insurance policies, Tax Returns and Tax records, Contracts, systems, properties, and other books and records concerning the Group Companies and their operations and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof); provided, that access to the Group Companies properties shall not include any sampling or testing of environmental media and (b) the opportunity to discuss the affairs, finances and accounts of the Group Companies with senior management employees so long as such access does not unreasonably interfere with the Group Companies operations. Any such information disclosed pursuant to this Section 6.3 shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.
Section 6.3 Efforts to Consummate.
(a) Subject to the terms and conditions herein provided, each of Seller and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 7 and obtaining consents of all Governmental Entities necessary to consummate the transactions contemplated hereby).

(b) In the event any Proceeding by a Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use all commercially reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.
(c) Seller and Buyer shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written material communication to any Governmental Entity relating to the transactions contemplated by this Agreement, subject to appropriate confidentiality protections. Each of Seller and Buyer agrees not to participate in any material substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity and reasonably practicable, gives the other Party the opportunity to attend and participate in such meeting or discussion.
(d) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement or any Legal Requirements, Buyer and its Affiliates shall not engage in any action or enter into any transaction, that would be reasonably foreseen to materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. Without limiting the generality of the foregoing, none of Buyer, the Subsidiaries of Buyer or their respective Affiliates shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement, or (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or increase the risk of not being able to remove any such order on appeal or otherwise.
Section 6.4 Public Announcements. Buyer (and the Company, if following the Closing), on the one hand, and Seller (and the Company, if prior to the Closing), on the other hand, shall consult with one another and seek one another’s approval (not to be unreasonably withheld, conditioned or delayed) before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any Legal Requirement, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance and consider in good faith the comments provided to such disclosing Party by the other Party; provided, further, that Seller shall be able to communicate with its and its Affiliates investors relating to publicly available information regarding this Agreement and the transactions contemplated herein at any time after Buyer has made a press release regarding the transactions contemplated by this Agreement.

Section 6.5 Indemnification; Directors’ and Officers’ Insurance.
(a) Buyer agrees that all rights to indemnification, exculpation and advancement of expenses now existing in favor of the directors, officers, employees, fiduciaries, trustees and agents of each Group Company, as provided in the Group Companies’ Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that Buyer shall cause the Group Companies (on their own or on Seller’s behalf) to perform and discharge the Group Companies’ obligations to provide such indemnification, exculpation and advancement of expenses. To the maximum extent permitted by applicable Legal Requirement, such indemnification shall be mandatory rather than permissive, and Buyer shall cause the Group Companies to advance expenses in connection with such indemnification as provided in the applicable Group Company’s Governing Documents or other applicable agreements. The indemnification, liability limitation, exculpation or advancement of expenses provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees, fiduciaries, trustees or agents of Seller or any Group Company, unless such modification is required by applicable Legal Requirement.
(b) Without limiting any additional rights that any director, officer, employee, fiduciary, trustee or agent may have under any agreement, arrangement, Employee Benefit Plan or under any Group Company’s Governing Documents, from and after the Closing, Buyer shall, and shall cause the applicable Group Company, to the fullest extent permitted under applicable Legal Requirement as in effect from time to time, to indemnify and hold harmless each present and former director, officer, employee, fiduciary, trustee or agent of any Group Company against any and all Losses in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Person is or was a director, officer, employee, fiduciary, trustee or agent of any Group Company or arising out of actions taken (or failed to be taken) by such Person at the request of any Group Company, including any and all such Losses arising out of or relating to this Agreement or the transactions contemplated hereby, for a period of six (6) years after the Closing Date. Buyer or the Group Companies shall promptly advance expenses to any such director, officer, employee, fiduciary, trustee or agent of any Group Company, as incurred, to the fullest extent permitted under applicable Legal Requirement as in effect from time to time. Neither Buyer nor any Group Company shall settle, compromise or consent to the entry of any judgment in any actual or threatened Proceeding or investigation in respect of which indemnification has been or could be sought by a Person hereunder unless such settlement, compromise or judgment includes an unconditional release of such Person from all liability arising out of such Proceeding or investigation. Neither Buyer nor any Group Company shall have any obligation hereunder to any Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Person in the manner contemplated hereby is prohibited by applicable Legal Requirement.

(c) The Group Companies shall purchase, prior to the Closing, with Buyer and Seller each being responsible for 50% of such costs and expenses, a “tail” policy providing, effective as of the Closing Date, employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance coverage for a period of six (6) years after the Closing Date for the benefit of those Persons who are covered by any Group Company’s employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, with respect to matters occurring prior to the Closing. Prior to the Closing Date, Seller shall deliver to Buyer policy documents establishing that tail coverage has been acquired so as to ensure the continuation of such insurance coverages for no less than six (6) years after Closing. Such a “tail” policy shall provide coverage that is at least equal to the coverage provided under Seller’s or the Group Companies’ current employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies; provided that the Group Companies may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in “tail” coverage with respect to matters occurring prior to the Closing Date.
(d) Buyer agrees, and will cause the Group Companies, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 6.5. If Buyer, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of Buyer or such Group Company shall assume all of the obligations set forth in this Section 6.5; provided that neither Buyer nor such Group Company shall be relieved from such obligation. In addition, neither Buyer nor any Group Company shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render Buyer or such Group Company unable to satisfy its obligations under this Section 6.5.
(e) The directors, officers, employees, fiduciaries, trustees and agents of Seller and each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.5 are intended to be third party beneficiaries of this Section 6.5. This Section 6.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer.

Section 6.6 Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to directly or indirectly: (i) solicit, initiate or encourage the submission of any proposal or offer from any Person (whether such negotiations are initiated by the Company, an Affiliate, a third party or otherwise), other than Buyer or its Affiliates, relating to any (A) liquidation, dissolution or recapitalization of, (B) merger or consolidation with or into, (C) acquisition or purchase of any material asset (or any material portion of the assets) of, or any equity interest in, or (D) similar transaction or business combination involving, the Seller or the Group Companies (an “Acquisition Transaction”); (ii) provide non-public information or documentation with respect to the Group Companies to any Person, other than Buyer or its Affiliates or its or their representatives, relating to an Acquisition Transaction; (iii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek an Acquisition Transaction; or (iv) enter into any definitive agreement with any Person, other than Buyer or its Affiliates effecting an Acquisition Transaction; provided, however, that Buyer hereby acknowledges that prior to the date of this Agreement, the Company provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably allow the Person to form a basis for an Acquisition Transaction without any breach by the Company of this Section 6.6. Seller shall promptly notify Buyer if any proposal with respect to any of the foregoing, or any inquiry or contact with any Person with respect thereto, is made.
Section 6.7 Documents and Information. After the Closing Date, Buyer and the Company shall, and shall cause the Group Companies to, until the seventh anniversary of the Closing Date, retain the books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date in accordance with the Buyer’s recordkeeping policies in place from time to time.
Section 6.8 Contact with Customers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, independent contractor or other material business relation of any Group Company regarding any Group Company or the transactions contemplated by this Agreement without the prior consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed, provided, however, the Parties acknowledge that the Buyer, Seller and/or the Group Companies (as applicable) shall be permitted to jointly contact Ford, General Motors LLC, FCA US LLC, Nissan, and Jeep regarding the Company Group’s business relationship with such parties after the Closing Date. Seller acknowledges that Buyer has its own business relations which may be with the same third parties as those of Seller and the Group Companies, and nothing contained in this Section 6.8 shall restrict the operations or communications of Buyer or any of its Affiliates in the Ordinary Course, provided, that such business operations and communications do not explicitly discuss any Group Company, this Agreement or the transactions contemplated hereby.

Section 6.9 Employee Benefit Matters; 280G.
(a) During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall, or cause the Group Companies to, provide each Continuing Employee with base compensation that is no less favorable in the aggregate than the compensation provided to such employees immediately prior to the Closing Date (including with respect to opportunities for bonus compensation and post-termination severance pay but without regard to participation in any equity incentive plan) and with employee benefits that are at least substantially comparable in the aggregate to the employee benefits offered to similarly situated employees of Buyer. Buyer further agrees that, from and after the Closing Date, Buyer shall and shall cause each Group Company to grant each Continuing Employee credit for any service with any Group Company earned and recognized by such Group Company prior to the Closing Date (i) for eligibility and vesting purposes other than those related to incentive equity and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or a Group Company or any of its or their Subsidiaries on or after the Closing Date (the “New Plans”). In addition, Buyer hereby agrees that Buyer shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee (or covered dependent thereof)under any Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained herein, express or implied, is intended to confer upon any employee of any Group Company any right to continued employment for any period. Nothing in this Section 6.9 shall be deemed to limit the right of Buyer, the Company or any of their respective Affiliates to terminate the employment of any employee at any time.
(b) Prior to the Closing, the Company shall use its reasonable best efforts to obtain a stockholder approval that complies with the requirements of Section 280G(b)(5) of the Code and Treasury Regulations § 1.280G-1, with respect to payments and benefits that will be made or provided to any Person who, with respect to the Company, is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) and that, absent such approval, would constitute “excess parachute payments,” within the meaning of Section 280G(b)(1) of the Code (such vote, the “Requisite Section 280G Approval”). Prior to the date hereof, Buyer hereby confirms to the Company that Buyer has provided to the Company a summary of the material compensation related terms of any agreement, contract or arrangement that Buyer or its Affiliates are providing or entering into on or prior to the Closing Date with respect to any disqualified individual in connection with the transactions contemplated hereby that would reasonably be expected to be treated as a “parachute payment” (either alone or together with any other payments to a disqualified individual disclosed to Buyer prior to the date hereof). All materials and information that are prepared by the Company to be used in connection with any effort to obtain the Requisite Section 280G Approval shall be provided to Buyer at least two (2) days in advance of the distribution of such materials and information to the applicable stockholders that will be provided with such materials and information for the Requisite Section 280G Approval, Buyer shall be provided with a reasonable opportunity to comment thereon and the Company shall consider in good faith any comments with respect to the same as are provided by Buyer.

(c) Prior to the Closing Date, the Company shall cause the Company 401(k) Plan to be terminated effective at least one (1) day prior to the Closing Date. The Company shall provide Buyer with evidence that such Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Buyer (not to be unreasonably withheld or delayed) not later than the day immediately preceding the Closing Date).
(d) Prior to the Closing Date, the Company shall have responsibility for making any and all necessary employee notifications under the WARN Act with any terminations of employment of Employees, and for any financial obligations and liabilities in connection therewith or otherwise required in connection with any terminations of employment of Employees. Buyer shall have such responsibility with respect to Continuing Employees to the extent such responsibility arises after the Closing Date.
(e) The Parties acknowledge and agree that all provisions contained in this Section 6.9 are included for the sole benefit of the Parties and nothing contained herein shall (i) be construed as an amendment to any Employee Benefit Plan or New Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other Person, including any employee or former employee of the Group Companies or their respective Affiliates, or any dependent or beneficiary thereof, or (iii) otherwise obligate Buyer, the Group Companies, or any Affiliates thereof, to maintain any particular Employee Benefit Plan, New Plan or other employee benefit plan following the Closing Date.
(f) Seller and SCA Performance Group, LLC acknowledge and agree that any Continuing Employee who has entered into a Grant Agreement will not be in violation of the Grant Agreement, including but not limited to the restrictive covenants or confidential information sections, in connection with any employment with or services to the Buyer, the Company or one of its Subsidiaries.
Section 6.10 Tax Matters.
(a) Transfer Taxes. Notwithstanding anything to the contrary, any real property transfer Taxes, sales Taxes, use Taxes, stamp Taxes, direct or indirect stock transfer Taxes, or other similar Taxes (including any withholding obligation with respect thereto) imposed on the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be borne one-half by Buyer and one-half by Seller. Buyer shall file all Tax Returns required to be filed with respect to such Transfer Taxes; provided that Seller shall reasonably cooperate with Buyer to reduce or otherwise eliminate any such Transfer Taxes.
(b) Tax Returns. With respect to any Tax Returns of the Group Companies for any Pre-Closing Tax Period due after the Closing Date (the “Pre-Closing Tax Returns”), Buyer shall prepare the Pre-Closing Tax Returns in accordance with the prior positions and practices of the Group Companies (unless otherwise required by law), and all Transaction Tax Deductions shall be claimed as deductions on the Pre-Closing Tax Returns for the Tax period ending on the Closing Date to the extent such Transaction Tax Deductions are “more likely than not” deductible in such Tax period. Buyer shall provide a draft of each Pre-Closing Tax Return to Seller at least thirty (30) days prior to the due date of such Tax Return (or in the case of a non-income Tax Return, ten (10) days) for Seller’s review, and Buyer shall accept any reasonable comments to such Tax Returns provided by Seller. With respect to any Tax Returns of the Company and its Subsidiaries for any Straddle Period, the portion of such Tax Return that relates to any Pre-Closing Tax Period shall be treated as a Pre-Closing Tax Return to which the procedures of this Section 6.10 shall apply.

(c) Straddle Period Allocation. For purposes of this Agreement, in the case of any Tax (or Tax refund or credit) imposed with respect to a Straddle Period, the portion of such Tax (or Tax refund or credit) that is allocable to a Pre-Closing Tax Period shall be (i) in the case of any Taxes, other than income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transaction-based, deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of all other Taxes, deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date, provided that all permitted allowances, credits, exemptions and deductions that are normally computed on the basis of an entire year period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period in proportion to the number of days in each portion.
(d) Pre-Closing Tax Matters. Without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Buyer and its Affiliates shall not, and Buyer and its Affiliates shall not permit the Group Companies to, take the following actions in each case only to the extent such action could result in an indemnification claim pursuant to ARTICLE 9) or reduce any amount otherwise payable to Seller pursuant to Section 6.10(g): (i) amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (iii) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or (iv) make or initiate any voluntary contact with a taxing authority regarding any Pre-Closing Tax Period.
(e) Closing Tax Period. The parties hereto shall, to the maximum extent permitted under applicable Legal Requirement, treat the Closing Date as the last day of the taxable period of the Group Companies for all Tax purposes, and Buyer shall cause the Group Companies to join Buyer’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) (and analogous state and local income Tax law) effective on the day after the Closing Date.
(f) Tax Claims. Buyer shall promptly notify Seller upon receipt by Buyer any Group Company or any of their respective Affiliates, of any notice of any tax audit, claim, litigation or other proceeding with respect to Taxes that could result in a claim for indemnification under ARTICLE 9 or reduce any amount otherwise payable to Seller pursuant to Section 6.10(g) (a “Tax Claim”). Seller shall have the right, at its election and expense, to control a Tax Claim solely relating to a Tax period ending on or before the Closing Date, and if Seller does not elect, or does not have the right to elect, to control a Tax Claim, then Buyer shall control the Tax Claim (such person that controls the Tax Claim, the “Controlling Party”); provided, that (i) the non-Controlling Party shall have the right to participate in such Tax Claim, (ii) the Controlling Party shall keep the non-Controlling Party reasonably informed with respect to any material issue or development relating to such Tax Claim, and (iii) the Controlling Party shall not settle any Tax Claim without the non-Controlling Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(g) Transaction Tax Deductions.
(i) Seller shall be entitled to the amount of any Tax refunds (or any Tax credits received in lieu thereof) that are actually received in respect of a Pre-Closing Tax Period by Buyer, any Group Company, or any of their respective Affiliates after the Closing for (A) the overpayment of estimated Taxes for any Pre-Closing Tax Period resulting from the Transaction Tax Deductions or (B) the carryback of any net operating loss resulting from the Transaction Tax Deductions, in each case, excluding any Transaction Tax Deductions to the extent included in the final computation of Accrued Taxes and net of any Taxes and reasonable out-of-pocket expenses incurred in connection with obtaining such Tax refunds (or credits) (any such income Tax refund or credit, a “Tax Refund”).
(ii) Seller shall be entitled to the amount of any actual reduction in cash Tax payments that Buyer, any Group Company, or any of their respective Affiliates would have been required to make for any Tax period (or portion thereof) beginning after the Closing Date and ending on or before the third anniversary of the Closing Date to the extent such reduction results directly from the Transaction Tax Deductions (excluding any Transaction Tax Deductions included in the final computation of Accrued Taxes, and net of any Taxes and reasonable out-of-pocket expenses incurred in connection with obtaining such cash Tax savings) (such reduction, a “Tax Benefit”).
(iii) For purposes of determining whether any reduction in post-Closing Taxes results from a Transaction Tax Deduction pursuant to this Section 6.10(g) it shall be assumed that Buyer, the Group Companies and each of their respective Affiliates recognize all other items of income, gain, loss, deduction or credit and use all other net operating loss carryforwards and carrybacks and all other carryforwards, carrybacks and other tax attributes, whether now existing or hereafter available, before receiving any Tax Benefit.
(iv) Buyer shall promptly pay over to Seller any such amounts that Seller is entitled to pursuant to this Section 6.10(g) within twenty (20) Business Days after the actual filing of the Income Tax Return related to such Tax Benefit or the actual receipt of such Tax Refund (or with respect to any Tax Refund that is an income Tax credit received in lieu of a cash Income Tax refund, on the filing of the applicable income Tax Return).
(v) Buyer shall use commercially reasonable efforts to promptly obtain any Tax Refund or Tax Benefit.
(vi) Upon receipt of a reasonable written request from Seller, Buyer shall provide Seller with a calculation and supporting work papers setting forth the computation of any Tax Refunds or Tax Benefits after Buyer prepares and files the applicable income Tax Return.
(vii) If the amount of any Tax Refund or Tax Benefit is subsequently reduced or eliminated as a result of an examination of a Tax Return of a Group Company by an applicable Governmental Entity and pursuant to a final determination under Section 1313(a) of the Code, Buyer shall be repaid, solely from the remaining funds (if any) in the Indemnity Escrow Account, any such reduced or eliminated amounts that have already been paid to Seller, and Seller shall have no further obligations to Buyer with respect to such amounts; provided that (i) as a condition to any such payment to Buyer from the Indemnity Escrow Account, Buyer shall notify Seller in writing of such examination before the Survival Period Termination Date and (ii) Buyer’s recovery under this Section 6.10(g)(vii) shall be limited to remaining funds (if any) in the Indemnity Escrow Account, subject to the limitations and procedures under ARTICLE 9.

(h) Disputes. If any dispute arises concerning substantive Tax matters or payments under this Section 6.10 and such dispute cannot be resolved through good faith negotiations among the Parties, such dispute shall be resolved promptly by the Accounting Firm, and the cost of the Accounting Firm shall be borne equally by Buyer and Seller; provided that, if any dispute with respect to a Pre-Closing Tax Return is not resolved prior to the due date for filing such Tax Return, such Pre-Closing Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct, but the content of such Tax Return shall not prejudice, control or otherwise resolve the dispute hereunder and the liability, if any, of either party under this Agreement.
(i) Intermediary Transaction Tax Shelter. Buyer shall not take any action or cause any action to be taken with respect to the Company subsequent to the Closing that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notice 2001-16 and/or IRS Notice 2008-111.
(j) Section 338(g) Elections. No election shall be made under Section 338(g) of the Code or any comparable provision of state or local law with respect to the transaction contemplated by this Agreement.
Section 6.11 Debt Payoff Letters. The Company shall, and shall cause each other Group Company to, use commercially reasonable efforts to (i) obtain payoff letters in a customary form (collectively, the “Debt Payoff Letters”) from the (1) lenders under the Credit Facilities, (2) lenders under the Floor Plan Financing Agreements, and (3) lessors under the Capital Leases, and (ii) provide Buyer with a copy of such Debt Payoff Letters at least one (1) Business Day prior to the Closing Date. At the Closing, Buyer will cause all amounts then outstanding pursuant to the Floor Plan Financing Agreements to be assumed or paid in full as set forth in the applicable Debt Payoff Letters, in such a manner so that all guarantees that have been provided in connection with any of the Floor Plan Financing Agreements will terminate.
Section 6.12 R&W Insurance Policy. The R&W Insurance Policy obtained by Buyer shall provide that (i) the insurer shall have no, and shall waive and not pursue, any and all subrogation rights against Seller except for fraud; (ii) Seller is a third party beneficiary of such waiver; and (iii) following the Closing, Buyer shall not amend the R&W Insurance Policy in any manner adverse to Seller (including with respect to the subrogation provisions or the exclusion provisions) without Seller’s express written consent.
ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section 7.1 Conditions to the Obligations of the Company, Buyer and Seller. The obligations of the Company, Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Legal Requirement, waiver by the Party for whose benefit such condition exists) of the following condition:
(a) no order, decree or ruling (including by temporary restraining order or preliminary or permanent injunction) issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 7.2 Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer of the following further conditions:
(a) the representations and warranties of the Company set forth in ARTICLE 3 hereof and Seller set forth in ARTICLE 4 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (ii) to the extent the failure of such representations and warranties to be true and correct as of such dates would not have a Company Material Adverse Effect.
(b) Seller and the Group Companies shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by Seller and the Group Companies under this Agreement on or prior to the Closing Date.
(c) Since the date of this Agreement, there shall have not occurred any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have (with or without the passage of time) a Company Material Adverse Effect.
(d) prior to or at the Closing, the Buyer shall have received, reviewed and approved the following documents:
(i) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied by the Company;
(ii) written resignations of, or evidence of the removal of, (A) each of the directors of the Company and (B) those officers of the Company designated in writing by Buyer at least ten (10) Business Days prior to the Closing Date;
(iii) audited consolidated financial statements of the Company as of and for the year ended December 31, 2019 and an unqualified opinion of the independent auditor;
(iv) a duly executed affidavit of non-foreign status from Seller, sworn under penalty of perjury, that complies with Treasury Regulations Section 1.1445-2(b), in a form and substance reasonably satisfactory to Buyer, and a properly completed and executed IRS Form W-9 from Seller in a form and substance reasonably acceptable to Buyer, dated as of the Closing Date;
(v) a copy of each Debt Payoff Letter duly executed by the applicable lender;
(vi) With respect to Seller and each Group Company, a copy of the articles of incorporation or certificate of formation, certified (as of a date not more than twenty (20) days prior to Closing) by the Secretary of State (or equivalent governmental officer) of the state of incorporation or formation, as the case may be;

(vii) With respect to Seller and each Group Company, a certificate, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of the applicable state under the laws of which Seller and each Group Company is incorporated or organized, stating that Seller or the Group Company, as the case may be, is in good standing, and with respect to each Group Company that is qualified to conduct business in a state (other than its state of incorporation or organization) as set forth on Schedule 3.1(a), a certificate, dated after the date hereof, of the Secretary of State of such state, stating that the applicable Group Company is in good standing; and
(viii) the Escrow Agreement executed by Seller.
Section 7.3 Other Conditions to the Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Company and Seller of the following further conditions:
(a) the representations and warranties of Buyer set forth in ARTICLE 5 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date;
(b) Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and
(c) prior to or at the Closing, Seller shall have received, reviewed and approved the following documents:
(i) a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied by Buyer; and
(ii) the Escrow Agreement executed by Buyer.
Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.3.
ARTICLE 8
TERMINATION
Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a) by mutual written consent of Buyer and Seller;
(b) by Buyer, if any of the representations and warranties of the Group Companies set forth in ARTICLE 3 or Seller set forth in ARTICLE 4 shall not be true and correct or the Group Companies or Seller shall have failed to perform any covenant or agreement on the part of the Group Companies or Seller, as applicable, set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, to the extent curable, the breach or breaches causing such representations or warranties not to be so true and correct, or the failures to perform any covenant or agreement, as applicable, is not cured within 15 days after written notice thereof is delivered to Seller by Buyer; provided, that Buyer is not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 7.3(a) or Section 7.3(b) to be unsatisfied;
(c) by Seller, if any of the representations and warranties of Buyer set forth in ARTICLE 5 shall not be true and correct or if Buyer shall have failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, to the extent curable, the breach or breaches causing such representations or warranties not to be so true and correct, or the failures to perform any covenant or agreement, as applicable, is not cured within 15 days after written notice thereof is delivered to Buyer by Seller; provided, that neither Seller nor the Company is then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b) to be unsatisfied;
(d) by Buyer, if the transactions contemplated by this Agreement shall not have been consummated within ninety (90) days following the date of this Agreement (the “Termination Date”), unless the failure to consummate the transactions contemplated by this Agreement is solely the result of a breach by Buyer of its representations, warranties, obligations or covenants under this Agreement or if Buyer has an obligation to consummate the Closing and has failed to do so;
(e) by Seller, if the transactions contemplated by this Agreement shall not have been consummated by the Termination Date, unless the failure to consummate the transactions contemplated by this Agreement is solely the result of a breach by either Seller or the Company of its representations, warranties, obligations or covenants under this Agreement or if Seller has an obligation to consummate the Closing and has failed to do so;
(f) by Buyer, if Buyer does not receive audited consolidated financial statements of the Company that a satisfy the condition set forth in Section 7.2(d)(iii) by March 13, 2020; or
(g) by either Buyer or Seller, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(g) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction and shall have complied in all respects and taken all actions required by Section 6.3 hereof.
Section 8.2 Effect of Termination.
(a) In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Buyer, Seller or the Company or their respective officers, directors or equityholders with the exception of (i) the provisions of this Section 8.2, Section 6.4 and ARTICLE 10, and (ii) any Liability of any Party for any breach of this Agreement prior to such termination. Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.13 prior to termination of this Agreement.

ARTICLE 9
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION
Section 9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Seller and Buyer contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing until the date that is twenty-four (24) months after the Closing Date (the “Survival Period Termination Date”). All covenants and agreements contained herein which by their terms are to be performed in whole on or prior to the Closing Date shall terminate upon the Closing and any claim made with respect to any such covenant or agreement must be made prior to the Survival Period Termination Date. All covenants and agreements of Buyer, Seller and the Company, except for those covenants which by their terms are to be performed in whole on or prior to the Closing Date, shall survive the Closing until fully discharged and performed. Claims for fraud by any Party regarding the representations and warranties contained in this Agreement shall not expire.
Section 9.2 General Indemnification.
(a) Subject to the other provisions of this ARTICLE 9, after and subject to the occurrence of the Closing, Seller shall indemnify, defend and hold Buyer and its Affiliates and Buyer’s and its Affiliates’ respective officers, directors, employees, partners, lenders, representatives, successors, agents and permitted assigns (each a “Buyer Indemnitee”) harmless from and against and in respect of all damages, losses, Liabilities, obligations, disbursements, injuries, demands, Proceedings, judgments, awards, settlements, assessments, deficiencies, Taxes, fines, penalties, fees, costs, reductions in value, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses), (each a “Loss”) which Buyer Indemnitee has actually incurred as a result of or in connection with: (i) any facts or circumstances which constitute an inaccuracy or breach of any representation or warranty made by the Company contained in this Agreement, and (ii) any nonfulfillment or breach by the Company of any covenant, obligation or agreements set forth in this Agreement which are to be performed by any Group Company on or before the Closing Date.
(b) Subject to the other provisions of this ARTICLE 9, after and subject to the occurrence of the Closing, Seller shall indemnify, defend and hold each Buyer Indemnitee harmless from any Loss actually incurred as a result of or in connection with: (i) any facts or circumstances which constitute an inaccuracy or breach of any representation or warranty made by Seller contained in this Agreement, and (ii) any nonfulfillment or breach by Seller of any covenant, obligation or agreements set forth in this Agreement which are to be performed by Seller.
(c) Subject to the other provisions of this ARTICLE 9, after and subject to the occurrence of the Closing, Buyer agrees to, and shall, after the Closing, cause the Group Companies to, indemnify, defend and hold Seller and its Affiliates, and Seller’s and its Affiliates’ respective officers, directors, employees, partners, lenders, representatives, successors, agents and permitted assigns (each a “Seller Indemnitee”) harmless from and against and in respect of, and pay on behalf of or reimburse such Seller indemnitee as and when incurred for, any Loss which Seller Indemnitee has actually incurred as a result of or in connection with: (i) any facts or circumstances which constitute an inaccuracy or breach of any representation or warranty made by Buyer contained in this Agreement, (ii) any nonfulfillment or breach by Buyer of any covenant, obligation or agreements set forth in this Agreement which are to be performed by Buyer and (iii) any nonfulfillment or breach by the Company of any covenant, obligation or agreements set forth in this Agreement which are to be performed by any Group Company after the Closing Date.

(d) The obligations to indemnify and hold harmless pursuant to this Section 9.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 9.1, except for claims for indemnification asserted by written notice to Seller or Buyer, as applicable, prior to the end of such applicable period (which claims shall survive until final resolution thereof and so long as the Party making such claim is contesting such claim in good faith).
Section 9.3 Third Party Claims.
(a) If a Proceeding by a Person who is not a Party, a Group Company or an Affiliate of a Party or a Group Company (other than a Tax Claim, the conduct of which shall be governed by Section 6.10) (a “Third Party Claim”) is made, commenced or threatened in writing against any Person entitled to indemnification pursuant to Section 9.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this ARTICLE 9, such Indemnified Party shall promptly give a Notice of Claim to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”); provided, that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is prejudiced thereby. The Indemnified Party shall conduct and control, at the expense of the Indemnified Party, the settlement or defense thereof, and the Responsible Party shall cooperate with the Indemnified Party in connection therewith (it being acknowledged and agreed that the Indemnified Party shall have the exclusive right to settle and defend such Proceeding); provided, that the Indemnified Party shall permit the Responsible Party to participate in such settlement or defense through counsel chosen by such Responsible Party (the fees and expenses of such counsel shall be borne by such Responsible Party); provided, further, that the Indemnified Party shall not, except with the consent of the Responsible Party (which shall not be unreasonably withheld, conditioned or delayed), enter into any settlement that does not include as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of a release from all liability with respect to such claim or consent to entry of any judgment.
(b) Each Party shall, and Buyer shall cause the Group Companies to, reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Buyer and Seller (or a duly authorized representative of such Party) shall (and Buyer shall cause the Group Companies to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
Section 9.4 Limitations on Indemnification Obligations. Notwithstanding anything to the contrary contained herein, the rights of the Buyer Indemnitees to indemnification pursuant to the provisions of Section 9.2(a) and Section 9.2(b) are subject to the following limitations:
(a) the amount of any and all Losses shall be determined net of any amounts actually recovered by any Buyer Indemnitees under insurance policies (net of any Taxes and other expenses incurred in connection with obtaining such amounts, as well as any increased premium costs associated therewith) with respect to such Losses, provided, however, that the Buyer Indemnitees and their Affiliates shall treat such amounts recovered under insurance policies as an adjustment to the Purchase Price for U.S. federal and applicable state and local income Tax purposes to the maximum extent permitted under applicable Legal Requirements;

(b) the Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) (other than with respect to breaches of Fundamental Representations and Section 3.16) until the total amount which the Buyer Indemnitees would recover under Section 9.2(a)(i) or Section 9.2(b)(i) (as limited by the provisions of Section 9.4(a)), but for this Section 9.4(b), exceeds $1,278,750, in which case, the Buyer Indemnitees shall only be entitled to recover Losses in excess of such amount, subject to the other limitations set forth herein;
(c) the Indemnity Escrow Funds remaining at any given time shall be the sole source of recovery with respect to Losses indemnifiable pursuant to Section 9.2(a) or Section 9.2(b), and in no event shall the Buyer Indemnitees be entitled to recover more than the amount of the funds available in the Indemnity Escrow Account pursuant to Section 9.2(a) or Section 9.2(b) in the aggregate;
(d) in no event shall a Buyer Indemnitee be entitled to indemnification pursuant to this ARTICLE 9 with respect to a specific Loss to the extent such Loss is specifically included as a line-item deduction in the calculation of the Purchase Price, as finally determined in accordance with Section 2.4(b); and
(e) Notwithstanding anything herein to the contrary, no Buyer Indemnitee shall have any right to indemnification hereunder for any Losses attributable to Taxes (i) of any Group Company for a post-Closing Tax period (or portion thereof) (other than as a result of breach of representations contained in Section 3.16(f)(ii), 3.16(f)(iii), 3.16(f)(iv), 3.16(f)(v) or 3.16(h)), (ii) as a result of any transaction occurring on the Closing Date after the Closing outside the Ordinary Course or (iii) attributable to any breach by Buyer and/or its Affiliates of any covenant in this Agreement.
Notwithstanding anything contained herein to the contrary, after the Closing, on the date that the Indemnity Escrow Funds are reduced to zero, the Buyer Indemnitees shall have no further rights to indemnification under Section 9.2(a) or Section 9.2(b).
Section 9.5 Exclusive Remedy. Except with respect to the remedies available pursuant to Section 10.13, (a) indemnification pursuant to the provisions of this ARTICLE 9 shall be the exclusive remedy for the Parties for any misrepresentation or breach of any representation, warranty, covenant or other provision contained in this Agreement or in any certificate or other instrument or document delivered pursuant hereto, including with respect to the Comprehensive Environmental Response, Compensation, and Liability Act and any other Environmental Law; provided that nothing herein shall operate to limit liability of Seller to Buyer for fraud in the event Seller is finally determined by a court of competent jurisdiction to have committed fraud against Buyer regarding the representations and warranties contained in this Agreement.
Section 9.6 Manner of Payment; Escrow.
(a) Any indemnification of the Buyer Indemnitees or the Seller Indemnitees pursuant to this ARTICLE 9 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Buyer Indemnitees or Seller Indemnitees, as the case may be, within ten (10) days after the final determination thereof; provided, however, that any indemnification owed by Seller to the Buyer Indemnities pursuant to Section 9.2(a) or Section 9.2(b) may only be satisfied from the funds then remaining in the Indemnity Escrow Account.

(b) Any funds remaining in the Indemnity Escrow Account as of the Survival Period Termination Date (minus the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made against such funds, not fully resolved prior to such date and continued to be contested in good faith by a Buyer Indemnitee) shall be released to Seller by the Escrow Agent within two (2) Business Days following the Survival Period Termination Date. At any time following the Survival Period Termination Date, to the extent the funds held in the Indemnity Escrow Account exceed the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made prior to such Survival Period Termination Date, not fully resolved prior to the time of determination and continued to be contested in good faith by a Buyer Indemnitee, the excess funds shall be promptly released to Seller.
(c) Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Indemnity Escrow Account expressly provided for herein.
Section 9.7 Mitigation. Each Party shall take commercially reasonable actions to mitigate all Losses incurred by it or any Indemnified Party it controls (including incurring costs to the minimum extent necessary to remedy the circumstances giving rise, or reasonably expected to give rise, to such Losses and pursuing all rights of recovery of Losses under or pursuant to any applicable insurance coverage, including submission of any applicable notice of claim and taking any additional action reasonably necessary to enforce the rights of the applicable insured under such coverage) upon becoming aware of any fact, event or circumstance which has resulted in any such Loss. The Parties shall cooperate with each other with respect to resolving any claim or liability underlying any Loss with respect to which one party is obligated to indemnify any Person hereunder.
Section 9.8 Materiality Scrape. For purposes of determining whether there has been a breach of any representation, warranty or covenant contained in this Agreement (and for purposes of determining the amount of Losses resulting therefrom), all qualifications or exceptions therein referring to the terms “material”, “materiality”, “in all material respects” or “Company Material Adverse Effect” shall be disregarded in all respects and given no effect for purposes of determining whether any inaccuracy or breach of any representation or warranty, or any nonfulfillment or breach of any covenant, obligation or agreement, has occurred pursuant to this Agreement, and for purposes of determining whether any Loss has occurred and the amount of any such Loss; provided, that (i) the reference to “in all material respects” in Section 3.4(c) and (ii) the reference to “Company Material Adverse Effect” in Section 3.7, in each case, shall not be disregarded.
Section 9.9 Subrogation. If a Responsible Party makes an indemnification payment to an Indemnified Party with respect to any Loss, then such Responsible Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnified Party under any insurance policy, acquisition agreement or other agreement or right (excluding the R&W Insurance Policy (if any)) against or with respect to such Loss, except with respect to amounts not yet recovered by such Indemnified Party (or any other such Person entitled to indemnification hereunder) under any such insurance policy, acquisition agreement or other agreement or right that already have been netted against such Loss for purposes of determining the indemnifiable amount of such Loss.  Promptly following such Responsible Party’s request, such Indemnified Party will take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing at the sole cost of the Responsible Party.
ARTICLE 10

MISCELLANEOUS
Section 10.1 Entire Agreement; Assignment; Amendment. This Agreement, together with all Exhibits and Schedules hereto, the Transaction Documents, and all agreements contemplated hereby and thereby as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof, and together with the Confidentiality Agreement, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned, in whole or in part, by any Party (whether by operation of law or otherwise) without the prior written consent of Buyer and Seller; provided, that Buyer may assign its rights under this Agreement, without the prior written consent of Seller, in whole or in part, (i) to any Affiliate of Buyer, or (ii) any subsequent purchaser of Buyer (whether by merger, consolidation, sale of stock or other equity interest or otherwise) or substantially all of the assets of Buyer, provided, further, that, for the avoidance of doubt, such assignment will not relieve Buyer of any of its obligations under this Agreement or any Transaction Documents. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any amendment by any Party or Parties effected in a manner which does not comply with this Section 10.1 shall be void.
Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) via electronic transmission (including by facsimile or electronic mail), or (c) via reputable overnight courier service (charges prepaid) or certified mail (postage prepaid, return receipt requested). Such notices, demands and other communications shall be sent to Buyer, Seller, and the Group Companies at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.
To Buyer or to the Company (after the Closing):
Fox Factory, Inc.
6634 GA-53
Braselton, GA 30517
Attention: Michael Dennison
Address on file.

with copies (which shall not constitute notice to Buyer) to:
Fox Factory, Inc.
6634 GA-53
Braselton, GA 30517
Attention: Legal Department
Address on file.

Squire Patton Boggs (US) LLP
1230 Peachtree Street NE Suite 1700
Atlanta, GA 30309
Attention: Ann-Marie McGaughey
Address on file.

To Seller or to the Company (prior to the Closing):
Southern Rocky Holdings, LLC
c/o Kinderhook Industries, LLC
505 Fifth Avenue, 25th Floor
New York, NY 10017
Attention: Tom Tuttle
Address on file.
with a copy (which shall not constitute notice to Seller) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Brian Raftery
Address on file.
To the Company (prior to the Closing):
SCA Performance Holdings, Inc.
7769 Gadsden Highway
Trussville, AL 35173
Attention: Michael McSweeney
Address on file.
with a copy (which shall not constitute notice to Seller) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Brian Raftery
Address on file.

Section 10.3 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder o thereunder or in connection herewith or therewith, whether purporting to sound contract or tort, or at law or in equity, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Section 10.4 Fees and Expenses; Cost of R&W Insurance Policy. Except as otherwise set forth in this Agreement (including, for the avoidance of doubt, the fees and expenses to be borne by the Parties in accordance with Section 6.3, Section 6.5 and Section 6.10), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that in the event that the transactions contemplated by this Agreement are consummated, Buyer shall, or shall cause the Company to, pay all Unpaid Seller Expenses in accordance with Section 2.4(a)(ii)(B). The Buyer and Seller shall split the premium of the R&W Insurance Policy.

Section 10.5 Construction. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.
Section 10.6 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement where the relevance of such disclosure to such other section is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amount, or any higher or lower amount or the item so included or any other item, is or is not material, and no Party shall use the fact of the setting of such amount or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.
Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 10.8 Extension; Waiver. At any time prior to the Closing, Seller may, on behalf of itself and the Company, (i) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (ii) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto, or (iii) waive compliance by Buyer with any of the agreements or conditions contained herein. At any time prior to the Closing, Buyer may (A) extend the time for the performance of any of the obligations or other acts of the Company or Seller contained herein, (B) waive any inaccuracies in the representations and warranties of the Company and Seller contained herein or in any document, certificate or writing delivered by the Company or Seller pursuant hereto, or (C) waive compliance by the Company or Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 10.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Legal Requirement, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. Upon such determination that any provision of this Agreement is invalid, illegal or unenforceable under applicable Legal Requirement, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.10 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT A PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.12 Jurisdiction and Venue. Each Party (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 10.13 Remedies. Any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon any Party, and the exercise by a Party of any remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not fully and timely perform their respective obligations under or in connection with the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 10.14 Non-Recourse. All claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and thereto.  Except to the extent named in this Agreement or any other Transaction Document (then only to the extent of the specific obligations of such parties set forth in this Agreement or such other Transaction Document), no Buyer Related Party or Seller Related Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Document or any transactions contemplated hereby or thereby or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be), the transactions contemplated hereby and thereby or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any Buyer Related Party or Seller Related Party.  The Buyer Related Parties and the Seller Related Parties are expressly intended as third party beneficiaries of this provision of this Section 10.14.

Section 10.15 Waiver of Conflicts. Recognizing that Kirkland & Ellis LLP has acted as legal counsel to Seller and its Affiliates and the Group Companies prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing Seller and/or its Affiliates after the Closing as such representation may relate to Buyer, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between Seller, its Affiliates or any Group Company and Kirkland & Ellis LLP solely related to the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not, without Seller’s consent, have access to any files of Kirkland & Ellis LLP relating to its engagement, whether or not the Closing shall have occurred.

IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

SOUTHERN ROCKY HOLDINGS, LLC
By: /s/ Michael McSweeney
Name: Michael McSweeney
Title: Chief Executive Officer
SCA PERFORMANCE HOLDINGS, INC.
By: /s/ Michael McSweeney
Name: Michael McSweeney
Title: Chief Executive Officer
FOX FACTORY, INC.
By: /s/ Michael Dennison
Name: Michael Dennison
Title: Chief Executive Officer

and solely for purposes of Section 6.9(f) of this Agreement:

SCA PERFORMANCE GROUP, LLC
By: /s/ Michael McSweeney
Name: Michael McSweeney
Title: Chief Executive Officer